EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

OPKO HEALTH, INC.,
ORCA ACQUISITION SUB, INC.,
MODEX THERAPEUTICS, INC.,
and
SELLERS’ REPRESENTATIVE

DATED AS OF MAY 9, 2022

TABLE OF CONTENTS
1.    The Merger    1
1.1    The Merger    1
1.2    Effective Time; Effect of the Merger    2
1.3    Certificate of Incorporation and Bylaws of the Surviving Corporation    2
1.4    Directors and Officers of the Surviving Corporation    2
1.5    Conversion of Shares    2
1.6    Exchange Procedures    3
1.7    Appraisal Rights    4
1.8    Indemnity Escrow Account; Equity Escrow Account    5
1.9    Estimate of Merger Consideration    5
1.10    Post-Closing Merger Consideration Adjustment.    6
1.11    Closing.    9
2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    12
2.1    Organization    12
2.2    Capitalization of the Company; Title to Shares    12
2.3    No Subsidiaries    13
2.4    Power and Authorization    13
2.5    Consents and Approvals    13
2.6    Non-contravention    14
2.7    Financial Statements    14
2.8    Absence of Undisclosed Liabilities    15
2.9    Absence of Certain Developments    15
2.10    Assets.    17
2.11    Real Property    17
2.12    Intellectual Property    18
2.13    Legal Compliance; Permits    21
2.14    Employee Benefit Plans.    24
2.15    Environmental Matters    26
2.16    Contracts.    26
2.17    Affiliate Transactions    28
2.18    Suppliers    29
2.19    Employees    29
2.20    Litigation; Governmental Orders.    30
2.21    Insurance    30
2.22    Banking Facilities    30
2.23    Powers of Attorney    31
2.24    No Brokers    31
2.25    CARES Act    31
2.26    Taxes    31
2.27    No Additional Representations    34
3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    34
3.1    Organization    34
3.2    Capitalization of Parent and Merger Sub    34
3.3    Valid Issuance of Parent Common Stock    34
3.4    Power and Authorization    35
3.5    Consents and Approvals    35
3.6    Non-contravention    35
3.7    No Brokers    35
3.8    Reorganization Status    35
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3.9    Parent SEC Reports; Financial Statements.    36
3.10    Securities Law Matters.    36
3.11    Litigation    36
3.12    Governmental Orders    36
3.13    No Prior Merger Sub Operations    36
3.14    No Additional Representations    37
4.    COVENANTS    37
4.1    Confidentiality    37
4.2    Parent Equity Issuances    37
4.3    Bank Accounts; Powers of Attorney    37
4.4    Company Development Plan    38
4.5    Employees    38
4.6    Officers and Directors Insurance and Indemnification    38
4.7    Acknowledgement; Waiver of Conflicts; Retention of Privilege    39
4.8    Books and Records    40
4.9    Post-Closing Cooperation    41
5.    INDEMNIFICATION.    41
5.1    Indemnification by the Stockholders    41
5.2    Indemnity by Parent and the Surviving Corporation    42
5.3    Survival of Representations and Warranties    42
5.4    Limitations on Indemnification    42
5.5    Third Party Claims.    44
5.6    Direct Claims    45
5.7    Remedies Cumulative    46
5.8    Merger Consideration Adjustment    46
6.    TAX MATTERS    46
6.1    Books and Records    46
6.2    Tax Returns.    46
6.3    Tax Contests.    48
6.4    Transfer Taxes    49
6.5    Disputes    49
6.6    Tax Treatment of Merger    49
7.    MISCELLANEOUS    49
7.1    Notices    49
7.2    Sellers’ Representative    50
7.3    Publicity    52
7.4    Succession and Assignment; No Third-Party Beneficiary    52
7.5    Amendments and Waivers    52
7.6    Further Assurances    52
7.7    Entire Agreement    52
7.8    Schedules; Listed Documents, etc.    52
7.9    Counterparts; Execution    53
7.10    Survival    53
7.11    Severability    53
7.12    Headings    53
7.13    Construction    53
7.14    Governing Law    53
7.15    Jurisdiction; Venue; Service of Process.    53
7.16    Waiver of Jury Trial    54
7.17    Expenses    54
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7.18    Specific Performance    54
7.19    Non-Recourse    55
7.20    Investigation and Non-Reliance    55
8.    DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.    55
8.1    Definitions    55
8.2    Other Defined Terms    67
8.3    Rules of Construction    68
Exhibits
Exhibit A    Certificate of Merger
Exhibit B    Letter of Transmittal
Exhibit C    Company Development Plan
Exhibit D    Schedule of Current Liabilities
Exhibit E    Form of Lock-Up Agreement

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of May 9, 2022 (this “Agreement”), by and among ModeX Therapeutics, Inc., a Delaware corporation (the “Company”), OPKO Health, Inc., a Delaware corporation (“Parent”), Orca Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and Gary J. Nabel, an individual, solely in the capacity of a representative of the Stockholders, and any successor or additional representative of the Stockholders designated pursuant to Section 7.2 (“Sellers’ Representative”).
RECITALS
WHEREAS, the Company Board, by resolutions thereof duly adopted, has approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), whereby, at the Effective Time, each issued and outstanding share of common stock, $0.0001 par value, of the Company (the “Shares”) not owned by Parent, Merger Sub or the Company and other than certain Shares as provided in Section 1.5(b) and Section 1.7, will be converted into the right to receive the Per Share Parent Common Stock, upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Company Board, by resolutions thereof duly adopted, has declared this Agreement and the Merger advisable and in the best interests of the Stockholders and has recommended that the Stockholders vote in favor of adopting this Agreement and the Merger;
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each, by resolutions thereof duly adopted: (a) determined that it is in the best interests of Parent and Merger Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, and, in the case of Parent, the issuance of the Parent Common Stock, in each case, in accordance with the Delaware General Corporation Law (the “DGCL”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein and made a part hereof) and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    THE MERGER
1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties hereto shall cause the Merger to be consummated by the Company executing, delivering and filing a Certificate of Merger, substantially in the form of Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, the applicable provisions of the DGCL, and the Company shall be the surviving corporation resulting from the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, as a result, shall become a wholly owned subsidiary of Parent, shall continue to be governed by the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Merger Sub, and the separate corporate existence of Merger Sub shall cease.
1.2    Effective Time; Effect of the Merger.
(a)    The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective under the DGCL being the “Effective Time”).

(b)    The Merger shall have the effects set forth in Section 259 of the DGCL.
1.3    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be changed to ModeX Therapeutics, Inc.), and as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
(b)    The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be and become the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; provided, that all references in such Bylaws to the name of Merger Sub shall be amended to refer to “ModeX Therapeutics, Inc.”
1.4    Directors and Officers of the Surviving Corporation.
(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
(b)    The individuals set forth on Schedule 1.4(b) shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.
1.5    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company:
(a)    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(b)    All Shares that are owned by the Company as treasury stock immediately prior to the Effective Time, together with any Shares owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)    Each Share (other than (i) Shares to be canceled in accordance with Section 1.5(b) and (ii) any Appraisal Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of common stock, par value $0.01 per share of Parent (“Parent Common Stock”), equal to the Exchange Ratio (such number of shares of Parent Common Stock, the “Per Share Parent Common Stock”), on the terms and subject to the conditions of this Agreement. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Stockholder shall cease to have any rights with respect thereto, except the right to receive the Per Share Parent Common Stock.
(d)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(c), and no certificates or scrip for any such fractional shares shall be issued. If a holder of Shares would otherwise be entitled to receive less than one but one half or greater of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) pursuant to Section 1.5(c), then the total number of shares of Parent Common Stock to be received by such holder will be rounded up to the nearest whole number of such shares of Parent Common Stock. If a holder of Shares would otherwise be entitled to receive less than one half of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) pursuant to Section 1.5(c), then the total number of shares of Parent Common Stock to be received by such holder will be rounded down to the nearest whole number of such shares of Parent Common Stock, and such holder of Shares shall not be entitled to receive any cash payment or any other consideration in lieu of any fractional shares that would have been issued in the absence of this Section 1.5(d).
(e)    In no event will the number of shares of Parent Common Stock to be issued in respect of all Shares be greater or less than the quotient of the Merger Consideration divided by the Parent Stock Price, except to the extent resulting from the operation of Section 1.5(d).
1.6    Exchange Procedures.
(a)    Exchange Agent. On the Closing Date, Parent shall deposit (or cause to be deposited) with a bank, trust company or shareholder service provider designated by Parent, which may be the Company’s transfer agent (the “Exchange Agent”), for exchange in accordance with this Section 1, certificates representing shares of Parent Common Stock issuable pursuant to Section 1.5(c) or otherwise make available book-entry shares of Parent Common Stock in accordance with the applicable procedures of the Exchange Agent; provided, that, on behalf of the Stockholders, Parent shall withhold from such shares of Parent Common Stock a number of shares equal to the sum of the Indemnity Escrow Amount plus the Equity Escrow Amount, which such shares of Parent Common Stock shall be deposited by Parent into the Indemnity Escrow Account and Equity Escrow Account, respectively. Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 1.6(c). All certificates (or book-entries) representing shares of Parent Common Stock and cash, if any, deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to the Stockholders in accordance with their Pro Rata Interests.
(b)    Letters of Transmittal. On the Closing Date, Parent shall use commercially reasonable efforts to deliver, or cause the Exchange Agent to deliver, to each Stockholder whose Shares were converted pursuant to Section 1.5(c) into the right to receive Parent Common Stock with respect thereto and any dividends or distributions payable pursuant to Section 1.6(c), (i) a letter of transmittal in the form attached as Exhibit B (a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Shares in exchange for the shares of Parent Common Stock payable with respect thereto pursuant to Section 1.5(c) and any dividends or distributions payable pursuant to Section 1.6(c). Upon surrender of the Shares to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions therewith, and such other documents as the Exchange Agent may reasonably require, the holder of such Shares shall be entitled to receive in exchange therefor (x) a certificate (or evidence of book-entry issuance) representing that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder of Shares shall have become entitled pursuant to the provisions of Section 1.5(c) net of any amounts deposited with the Escrow Agent pursuant to Section 1.8 and (y) any dividends or distributions payable pursuant to Section 1.6(c).
(c)    Dividends. Until surrendered as contemplated by Section 1.6(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Parent Common Stock payable in respect of Shares as contemplated by this Section 1, and no dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Shares that have not been so surrendered. Upon surrender of such Shares in accordance with Section 1.6(b), there shall be paid to the record holder thereof, without interest, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
(d)    Transfer Books; No Further Ownership Rights in Shares. The shares of Parent Common Stock and any dividends or other distributions payable pursuant to Section 1.6(c) issued and paid in respect of Shares upon the surrender of such Shares in accordance with the terms of this Section 1 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the Stockholders shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be deemed surrendered and exchanged as provided in this Section 1.
(e)    Undistributed Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.
(f)    No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto nor the Surviving Corporation shall be liable to any Person for shares of Parent Common Stock or dividends or other distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)    Tax Withholding. The Surviving Corporation and any other Person making payment of money or payments in kind in connection with this Agreement shall be entitled to deduct and withhold from any amount otherwise payable to any Person in connection with this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any Tax Law. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Except for payments that are reasonably expected to be compensatory in nature, or payments to a Person who does not provide a duly completed and executed Internal Revenue Service Form W-9, in the event that Parent or the Surviving Corporation determines that withholding from any consideration payable or otherwise deliverable pursuant to this Agreement is required under applicable Tax Law, Parent or the Surviving Corporation will use commercially reasonable efforts to notify Sellers’ Representative reasonably in advance of the Closing or any subsequent date that the applicable payment is to be made to provide such recipient with an opportunity to provide any form or documentation or take such other steps to avoid such withholding.
1.7    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares (“Appraisal Shares”) that are outstanding immediately before the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”), shall not be converted into the right to receive the Parent Common Stock as provided in Section 1.5, but rather, each such holder of Appraisal Shares shall be entitled to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to receive such rights provided under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into solely the right to receive the Parent Common Stock as provided in Section 1.5.
1.8    Indemnity Escrow Account; Equity Escrow Account.
(a)    Notwithstanding anything to the contrary contained in Section 1.5(c), at the Effective Time, Parent shall deposit or cause to be deposited with the Escrow Agent the Indemnity Escrow Amount and the Equity Escrow Amount (plus any additional shares as may be issued after the Effective Time with respect to the shares constituting the Indemnity Escrow Amount or the Equity Escrow Amount upon any stock split, stock dividend or recapitalization) to be deposited into the Indemnity Escrow Account and the Equity Escrow Account, which Indemnity Escrow Amount and the Equity Escrow Account (and any dividend payment pursuant to Section 1.6(c) with respect to the shares of Parent Common Stock constituting the Indemnity Escrow Amount or the Equity Escrow Account) shall be held and distributed as provided in the Escrow Agreement and this Agreement. The shares of Parent Common Stock to be deposited with the Escrow Agent shall be deducted, ratably in accordance with the Stockholders’ Pro Rata Interests, from the shares of Parent Common Stock that the Stockholders would otherwise have been entitled to receive pursuant to Section 1.5(c) and Section 1.6(b) without any act of any Stockholder.

(b)    Parent and Sellers’ Representative shall procure that, on the twelve (12)-month anniversary of the Closing Date, the Escrow Agent shall disburse to the Stockholders in accordance with their Pro Rata Interests, the balance of the Indemnity Escrow Account at such time, if any, less the shares of Parent Common Stock having a value equal to any amounts that are the subject of any claims for indemnification pursuant to Section 5.1 that have been asserted prior to the twelve (12)-month anniversary of the Closing Date in accordance with this Agreement, to the extent the same: (a) are resolved but unpaid, or (b) are unresolved, in each case, as of such date, which amounts shall be retained in the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement. For purposes of determining the number of shares of Parent Common Stock to be delivered to the Stockholders out of the Indemnity Escrow Account pursuant to this Section 1.8, the shares of Parent Common Stock shall be valued at a price per share of Parent Common Stock calculated based on the average of the daily VWAP over the 30 trading days prior to the twelve (12)-month anniversary of the Closing Date.
(c)    Parent and Sellers’ Representative shall, on the four (4)-year anniversary of the Closing Date, deliver to the Escrow Agent a Joint Written Direction (as defined in the Escrow Agreement), instructing the Escrow Agent disburse from the Equity Escrow Account to the Stockholders, in accordance with their Pro Rata Interests, shares of Parent Common Stock having a value equal to the Forfeited Consideration; provided, that if the Forfeited Consideration is greater than the balance of the Equity Escrow Account, then only the balance of the Equity Escrow Account shall be disbursed to the Stockholders in accordance with their Pro Rata Interests. For the avoidance of doubt, if the Forfeited Consideration is less than the balance of the Equity Escrow Account, then the Forfeited Consideration shall be disbursed to the Stockholders in accordance with their Pro Rata Interests and the remainder shall be returned to Parent. For purposes of determining the number of shares of Parent Common Stock to be delivered to the Stockholders out of the Equity Escrow Account pursuant to this Section 1.8(c), the shares of Parent Common Stock shall be valued at the Parent Stock Price.
1.9    Estimate of Merger Consideration.
(a)    On or prior to the third (3rd) Business Day prior to the date hereof, the Company shall have prepared and delivered a statement (the “Estimated Closing Statement”) to Parent setting forth the Company’s reasonable, good faith estimates of (i) Cash as of the close of business on the Closing Date (“Estimated Cash”), (ii) all Indebtedness of the Company as of the close of Business on the Closing Date (the “Estimated Indebtedness”), (iii) Current Liabilities as of the close of business on the Closing Date (the “Estimated Current Liabilities”), (iv) the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), and (v) the Company’s calculation of the Merger Consideration, together with reasonable supporting documentation in respect of all items contained on the Estimated Closing Statement. The Estimated Closing Statement (including the Estimated Cash, Estimated Indebtedness, Estimated Current Liabilities and Estimated Seller Transaction Expenses) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.
(b)    Following delivery of the Estimated Closing Statement, the Company shall have permitted Parent and its Representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the calculation and preparation of the Estimated Cash, Estimated Indebtedness, Estimated Current Liabilities and Estimated Seller Transaction Expenses, as well as the Company’s accounting books and records relating thereto, and the Company shall have made reasonably available its Representatives (if any) responsible for the preparation of the Estimated Closing Statement in order to respond to the inquiries of Parent and its Representatives. Prior to the Closing, the parties shall have acted reasonably in resolving in good faith any disagreements concerning the computation of any of the items included in the Estimated Closing Statement (including the calculations of the Estimated Cash, Estimated Indebtedness, Estimated Current Liabilities and Estimated Seller Transaction Expenses); provided, that, it is acknowledged and agreed that if any disagreements shall have remained unresolved, then the Closing shall occur on the basis of the Estimated Closing Statement delivered by the Company and that any unresolved disagreements shall be deferred for resolution pursuant to the post-closing merger consideration adjustment process described in Section 1.10.

1.10    Post-Closing Merger Consideration Adjustment.
(a)    Within ninety (90) days after the Closing Date, the Surviving Corporation shall prepare and deliver a statement (the “Initial Closing Statement”) to Sellers’ Representative setting forth (i) the Surviving Corporation’s determination of Cash as of the close of business on the Closing Date (the “Closing Date Cash”), (ii) all Indebtedness of the Company as of the close of business on the Closing Date (the “Closing Date Indebtedness”), (iii) Current Liabilities as of the close of business on the Closing Date (the “Closing Date Current Liabilities”), (iv) the Seller Transaction Expenses (the “Closing Date Seller Transaction Expenses”) and (v) the Surviving Corporation’s calculation of the Merger Consideration. The Initial Closing Statement (including the Closing Date Cash, Closing Date Indebtedness, Closing Date Current Liabilities and Closing Date Seller Transaction Expenses) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, the past practice of the Company) or as provided in the definitions of this Agreement. If the Surviving Corporation does not deliver the Initial Closing Statement to Sellers’ Representative within one hundred twenty (120) days following the Closing Date, then, at the election of Sellers’ Representative in its sole discretion, either (A) the Estimated Cash, Estimated Indebtedness, Estimated Current Liabilities and Estimated Seller Transaction Expenses shall be deemed the Actual Cash, Actual Indebtedness, Actual Current Liabilities and Actual Seller Transaction Expenses and shall be considered final for all purposes hereunder or (B) Sellers’ Representative shall retain (with the cost borne as set forth in Section 1.10(c)) the CPA Firm to review the calculations of Estimated Cash, Estimated Indebtedness, Estimated Current Liabilities and Estimated Seller Transaction Expenses and make any adjustments necessary thereto consistent with the provisions of this Section 1.10, and the determination of the CPA Firm shall be deemed agreed, final and binding on the parties.
(b)    Sellers’ Representative, on behalf of the Stockholders, shall complete its review of the Initial Closing Statement within thirty (30) days after the Surviving Corporation’s delivery thereof to Sellers’ Representative. During such review period, the Surviving Corporation shall provide Sellers’ Representative with access to all books and records reasonably requested by Sellers’ Representative to review the Initial Closing Statement (including the calculation and preparation of the Closing Date Cash, Closing Date Indebtedness, Closing Date Current Liabilities and Closing Date Seller Transaction Expenses), any work papers prepared by the Surviving Corporation or its accountants, subject to the internal policies of the Surviving Corporation’s accountants, in connection with such calculations, and the Surviving Corporation shall make reasonably available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of Sellers’ Representative. If Sellers’ Representative objects to the contents of the Initial Closing Statement for any reason, Sellers’ Representative shall, on or before the last day of such 30-day period, so inform the Surviving Corporation in writing (a “Sellers’ Objection”), setting forth a specific description of the basis of its determination and the adjustments to the Initial Closing Statement that Sellers’ Representative believes should be made. To the extent any disagreement therewith is not described in a Sellers’ Objection received by Surviving Corporation on or before the last day of such 30-day period, then the items described in the Initial Closing Statement delivered by the Surviving Corporation to Sellers’ Representative shall be deemed agreed, final and binding on the parties.
(c)    If Sellers’ Representative timely delivers a Sellers’ Objection to the Surviving Corporation, and Sellers’ Representative and the Surviving Corporation are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Sellers’ Objection within thirty (30) days following the Surviving Corporation’s receipt of the Sellers’ Objection, then they shall jointly retain the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth herein and in accordance with this Section 1.10, and only with respect to those items specifically described in the Sellers’ Objection on which the Surviving Corporation and Sellers’ Representative have not agreed, whether and to what extent, if any, the Merger Consideration requires adjustment. The Surviving Corporation and Sellers’ Representative shall instruct the CPA Firm to deliver its written determination to the Surviving Corporation and Sellers’ Representative no later than 30 days after submitting the matter to it for resolution. At the time of retention of the CPA Firm, the Surviving Corporation shall specify in writing to the CPA Firm and Sellers’ Representative the amount of the Surviving Corporation’s computation of the Merger Consideration (the “Surviving Corporation’s Position”), and Sellers’ Representative shall specify in writing to the CPA Firm and to the Surviving Corporation the amount of its computation of the Merger Consideration (the “Sellers’ Position”). The

CPA Firm’s determination shall be conclusive and binding upon the Surviving Corporation and the Stockholders, absent fraud or manifest error. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by the Surviving Corporation or Sellers’ Representative at the time the CPA Firm is retained or less than the smallest value claimed for the item by the Surviving Corporation or Sellers’ Representative at such time. The scope of the dispute(s) to be resolved by the CPA Firm is limited to whether the calculation of Closing Date Cash, Closing Date Indebtedness, Closing Date Current Liabilities and Closing Date Seller Transaction Expenses were done in a manner consistent with the provisions and definitions of this Agreement and mathematically accurate, and the CPA Firm is not to make any other determination unless jointly requested in writing by Sellers’ Representative and the Surviving Corporation. The fees and disbursements of the CPA Firm (collectively, the “Merger Consideration Dispute Expenses”) shall be borne by (i) Stockholders in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Sellers’ Position minus the Merger Consideration determined by the CPA Firm, and the denominator of which is equal to Sellers’ Position minus Surviving Corporation’s Position and (ii) the Surviving Corporation in that proportion equal to a fraction (expressed as a percentage) equal to one (1) minus the fraction described in clause (i). For example, if Sellers’ Position is that the Merger Consideration should be $150,000 and the Surviving Corporation’s Position is that the Merger Consideration should be $100,000, the CPA Firm determines that the Merger Consideration should be $130,000 and the Merger Consideration Dispute Expenses are $10,000, then (i) the Stockholders shall pay $4,000 (40%) of the Merger Consideration Dispute Expenses and (ii) the Surviving Corporation shall pay $6,000 (60%) of the Merger Consideration Dispute Expenses. The Surviving Corporation, the Company and Sellers’ Representative shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant personnel and Representatives, books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to amounts set forth in the Initial Closing Statement and Sellers’ Objection and all other items reasonably requested by the CPA Firm in connection therewith.
(d)    The Initial Closing Statement including the Closing Date Cash, Closing Date Indebtedness, Closing Date Current Liabilities and Closing Date Seller Transaction Expenses, as agreed to (or deemed to have been agreed to) between the Surviving Corporation and Sellers’ Representative or as determined by the CPA Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Actual Cash”, “Actual Indebtedness”, “Actual Current Liabilities” and “Actual Seller Transaction Expenses”, respectively, for all purposes herein.
(e)    Upon completion of the calculation of the Actual Cash, Actual Indebtedness, Actual Current Liabilities and Actual Seller Transaction Expenses in accordance with this Section 1.10, the Merger Consideration shall be recalculated, and the following adjustments (the “Merger Consideration Adjustment”) made:
(i)    If the Merger Consideration calculated using the Actual Cash, Actual Indebtedness, Actual Current Liabilities and Actual Seller Transaction Expenses is greater than the Merger Consideration calculated using the Estimated Cash, Estimated Indebtedness, Estimated Current Liabilities and Estimated Seller Transaction Expenses, then the Surviving Corporation shall promptly (but in no event later than three (3) Business Days after the final determination) pay such difference to the Stockholders by, at the Surviving Corporation’s option, (x) wire transfer of immediately available funds to the Stockholders in accordance with their Pro Rata Interests pursuant to the instructions contained in the Stockholders’ respective Letters of Transmittal, (y) the issuance of Parent Common Stock having an aggregate value equal to the amount of such difference, to the Stockholders in accordance with their Pro Rata Interests, or (z) a combination of the payment of cash and the issuance of Parent Common Stock in accordance with the immediately preceding clauses (x) and (y). For purposes of determining the number of shares of Parent Common Stock to be issued pursuant to this Section 1.10(e)(i), if any, the shares of Parent Common Stock shall be valued at the Parent Stock Price.
(ii)    If the Merger Consideration calculated using the Actual Cash, Actual Indebtedness, Actual Current Liabilities and Actual Seller Transaction Expenses is less than the Merger Consideration calculated using the Estimated Cash, Estimated Indebtedness, Estimated Current Liabilities and Estimated Seller Transaction Expenses, then Sellers’ Representative, on behalf of the Stockholders (who shall bear the payment obligation set forth in this Section 1.10(e)(ii) on a joint and several basis), shall promptly (but in no event later than three (3) Business Days after the final determination) pay such difference to the Surviving Corporation by, at Sellers’ Representative’s option, (x) wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation, (y) the forfeiture of Parent Common Stock having an aggregate value equal to the amount of such difference, or (z) a combination of the payment of cash and the forfeiture of Parent Common Stock in accordance with the immediately preceding clauses (x) and (y). For purposes of determining the number of shares of Parent Common Stock to be forfeited pursuant to this Section 1.10(e)(i), if any, the shares of Parent Common Stock shall be valued at the Parent Stock Price.
(f)    Any amounts payable pursuant to Section 1.10(e) shall be treated by all parties as adjustments to the Merger Consideration for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their respective Tax Returns accordingly, except as otherwise required by a change in applicable Law or a final determination. Notwithstanding anything else in this Agreement, (i) the Merger Consideration payable through the issuance of Parent Common Stock to the Stockholders shall be upwardly adjusted by the Reorganization Adjustment Amount, ratably in accordance with their Pro Rata Interests, and (ii) any consideration payable under this Agreement in cash to each Stockholder shall be downwardly adjusted by the Reorganization Adjustment Amount, ratably in accordance with their Pro Rata Interests (the “Reorganization Adjustment”). The “Reorganization Adjustment Amount” means the amount by which Sellers’ Representative reasonably determines that the Merger Consideration and any other payments payable under this Agreement in cash (including, for the avoidance of doubt, any payments under Section 1.11(c)) are required to be upwardly and downwardly adjusted, respectively, in order that the Merger qualifies as a Reorganization, including as a result of meeting the “continuity of interest” requirements within the meaning of Treasury Regulations Section 1.368-1(e), which, for the avoidance of doubt, will result in the Parent Common Stock payable under this Agreement constituting at least eighty percent (80%) of the aggregate consideration payable under this Agreement (after taking into account any portion of such payment that is treated as imputed interest for income tax purposes) as determined for purposes of Code Section 368(a)(2)(E) and applicable Treasury Regulations relating thereto. In no event shall the Reorganization Adjustment increase the aggregate consideration payable under this Agreement.
1.11    Closing.
(a)    Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) shall take place on the date hereof remotely via the electronic exchange of documents and signatures, or at such other time, date or place as the parties may mutually agree. All deliveries by the parties at Closing shall be deemed to have occurred simultaneously, and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.
(b)    Deliveries at Closing. At the Closing (unless another time or date is specified):
(i)    Deliveries by the Company. The Company will deliver, or cause to be delivered to Parent:
(1)    letters of resignation in form and substance reasonably acceptable to Parent and duly executed by those directors of the Company identified on Schedule 1.11(b)(i)(1);
(2)    the Certificate of Merger, duly executed by the Company;
(3)    on the earlier of (i) the date on which the Escrow Agent shall have executed and delivered the Escrow Agreement to Parent and Sellers’ Representative and (ii) the second (2nd) Business Day immediately following the date hereof, the Escrow Agreement, duly executed by Sellers’ Representative;
(4)    the Lock-Up Agreement, duly executed by each Person set forth on Schedule 1.11(b)(i)(4);

(5)    employment agreements, in form and substance reasonably satisfactory to Parent and the Founders, duly executed by the Company and each Founder;
(6)    a certificate of the Secretary (or equivalent officer) of the Company, dated as of the Closing Date, certifying that attached thereto are:
1    true and complete copies of all resolutions adopted by the Company Board (i) authorizing and approving the Contemplated Transactions, including approval of this Agreement and “agreement of merger” contained in this Agreement in accordance with the DGCL, (ii) directing that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iii) authorizing and approving the execution, delivery and performance of the Transaction Agreements, and that all such resolutions are in full force and effect and are the only resolutions adopted by the Company Board in connection with the Contemplated Transactions;
2    true and complete copies of all resolutions of the Stockholders holding at least a majority of the issued and outstanding Shares entitled to vote on the Merger adopting this Agreement, including the “agreement of merger” contained herein, and the Merger, and that all such resolutions are in full force and effect and are the only resolutions adopted by the Stockholders in connection with the Contemplated Transactions;
3    the incumbency and signatures of the officers of the Company who are executing this Agreement and any other Transaction Agreement, certificate or document delivered thereby in connection with this Agreement;
4    true and complete copies of the certificate of incorporation and bylaws of the Company as in effect at the time of the Closing; and
5    a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated as of a date that is not more than five (5) days prior to the Closing Date.
(7)    a duly executed certificate in compliance with Treasury Regulations Section 1.1445-2(c)(3) certifying that shares of capital stock of the Company and other interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code and that the Company is not and has not been a “United States real property holding corporation” (within the meaning of Section 897 of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code in form and substance reasonably acceptable to Parent, and a notice to the Internal Revenue Service in compliance with and containing the information required by Treasury Regulations Section 1.897-2(h) in form and substance reasonably acceptable to Parent (the foregoing certificate and notice shall be mailed to the Internal Revenue Service by the Company within the time period provided for in Treasury Regulations Section 1.897-2(h)(2));
(8)    evidence reasonably satisfactory to Parent that (i) there are no potential “parachute payments” (as defined in Section 280G of the Code) in connection with the Contemplated Transactions (alone or in combination with any other event), (ii) if applicable, that the Company, pursuant to and in accordance with Treasury Regulation Section 1.280G-1 and Q&A-7, solicited an equity holder vote seeking approval of any amounts that would otherwise be parachute payments, (iii) if applicable, such vote was either approved or not approved, and (iv) if applicable, prior to such vote, the Company obtained a waiver from each “disqualified individual” (as defined in Section 280G of the Code) of his, her or its rights to any parachute payments, in each case of (ii) and (iv) pursuant to forms approved by Parent in advance;
(9)    evidence that no later than the day prior to the Closing Date the Company Board adopted resolutions, in a form approved by Parent in advance, terminating the ModeX Therapeutics LLC 401(k) Plan effective as of no later than the day prior to the Closing Date; and
(10)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Parent, as may be required to give effect to this Agreement.
(ii)    Deliveries by Parent. Parent will deliver, or cause to be delivered, to Sellers’ Representative:
(1)    on the earlier of (i) the date on which the Escrow Agent shall have executed and delivered the Escrow Agreement to Parent and Sellers’ Representative and (ii) the second (2nd) Business Day immediately following the date hereof, the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(2)    the Lock-Up Agreement, duly executed by Parent and each Person set forth on Schedule 1.11(b)(ii)(2);
(3)    a certificate of the Secretary (or equivalent officer) of Merger Sub, dated as of the Closing Date, certifying that attached thereto are:
1    true and complete copies of all resolutions adopted by the Board of Directors of Merger Sub (i) authorizing and approving the Contemplated Transactions, including approval of this Agreement and the “agreement of merger” contained in this Agreement in accordance with the DGCL, (ii) directing that the “agreement of merger” contained in this Agreement be submitted to Parent, as Merger Sub’s sole stockholder, for adoption, and (iii) authorizing and approving the execution, delivery and performance of the Transaction Agreements;
2    true and complete copies of all resolutions of Parent, as Merger Sub’s sole stockholder, adopting this Agreement, including the “agreement of merger” contained herein, and the Merger, and that all such resolutions are in full force and effect and are the only resolutions adopted by Parent, as Merger Sub’s sole stockholder, in connection with the Contemplated Transactions;
3    the incumbency and signatures of the officers of Merger Sub who are executing this Agreement and any other Transaction Agreement, certificate or document delivered thereby in connection with this Agreement; and
4    a certificate of good standing of Merger Sub from the Secretary of State of the State of Delaware dated as of a date that is not more than five (5) days prior to the Closing Date.
(4)    on or prior to the second (2nd) Business Day immediately following the date hereof, evidence that the Exchange Agent Agreement by and between Parent and the Exchange Agent has been duly executed and delivered by Parent and the Exchange Agent; and

(5)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Stockholders, as may be required to give effect to this Agreement.
(c)    Closing Payments. At the Closing, Parent shall pay, on behalf of the Company:
(i)    all Seller Transaction Expenses to the applicable recipients thereof in accordance with invoices therefor delivered by the Company to Parent prior to the Closing; provided, that, any Seller Transaction Expenses that are payable to any current or former employees of the Company shall be paid to the Company, which shall in turn cause such amounts to be paid to such individuals through payroll, less applicable withholdings, within ten (10) days following the Closing Date; and
(ii)    the HSR Reimbursement by wire transfer of immediately available funds to those accounts designated in writing by the Company prior to the Closing Date.
2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
In order to induce Parent and Merger Sub to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof:
2.1    Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as presently conducted. The Company is duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; all of such jurisdictions are listed on Schedule 2.1. True, accurate and complete copies of (1) the Organizational Documents of the Company, as amended as of the date hereof and currently in effect, and (2) the minute books of the Company, which contain records of all meetings held and other actions taken by its board of directors (and each committee thereof) and Stockholders, have been made available to Parent and Merger Sub by the Company. The Company is not in violation of any provision of its Organizational Documents.
2.2    Capitalization of the Company; Title to Shares.
(a)    Capital Stock. The authorized capital stock of the Company consists of (i) 12,500,000 Shares, of which, as of the date of this Agreement, 10,228,355 Shares were issued and outstanding and no shares were held in the treasury of the Company. Schedule 2.2(a) sets forth a complete and accurate list, as of the date of this Agreement, of the holders of capital stock of the Company, showing the number of Shares held by each Stockholder. All of the issued and outstanding shares of capital stock of the Company have been and as of the date hereof are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws. Except for the Shares, there are no outstanding Equity Securities of the Company, including any Equity Securities issued or issuable under any equity compensation plan or arrangement (a “Company Stock Plan”). Each Company Stock Plan is identified on Schedule 2.2(a).
(b)    Encumbrances, etc. Except as set forth on Schedule 2.2(b) and as contemplated in this Agreement, there are no outstanding Contractual Obligations to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Securities. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any of the Shares or other Equity Securities of the Company or any other Person. Except as set forth on Schedule 2.2(b), there are no stock-appreciation rights, equity-based performance units or shares, “phantom” stock rights or other Contractual Obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or the Business, or calculated in accordance therewith or to cause the Company to file a registration statement under the 1933 Act, or which otherwise relates to the registration of any securities (debt or Equity Securities) of the Company. Except as set forth on Schedule 2.2(b), there are no voting trusts, proxies or other Contractual Obligations to which the Company or, to the Company’s Knowledge, any Stockholder is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of the Shares or other Equity Securities of the Company. Except as set forth on Schedule 2.2(b), there are no Contractual Obligations between the Company or, to the Company’s Knowledge, any Stockholder, on the one hand, and any other Person, on the other hand, regarding any Shares.
(c)    Except as set forth on Schedule 2.2(c), there is no Contractual Obligation between the Company and any holder of its Equity Securities, or, to the Company’s Knowledge, among any holders of its Equity Securities, relating to the sale or transfer (including, without limitation, Contractual Obligations relating to rights of first refusal, preemptive rights, repurchase or redemption rights, co-sale rights or “drag along” rights), registration under the 1933 Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.
2.3    No Subsidiaries. The Company has no Subsidiaries and does not own beneficially or of record, either directly or indirectly, equity interests, capital interests, profit interests, membership interests, or any other Equity Securities in any Person.
2.4    Power and Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and, to the extent it is a party thereto, each other agreement, document, instrument or certificate contemplated by this Agreement, or to otherwise be executed by it, in connection with the consummation of the Contemplated Transactions (the “Transaction Agreements”), and to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement and each Transaction Agreement to which it is a party and the consummation by the Company of the Contemplated Transactions has been duly and properly authorized, and other than the approval of the Contemplated Transactions by the Stockholders (which shall be obtained and delivered to Parent immediately after execution of this Agreement), no other authorization on its part or by any other Person is necessary to authorize the execution and delivery of this Agreement and the Transaction Agreements (as applicable), or to consummate the Contemplated Transactions. This Agreement has been and each Transaction Agreement (as applicable) will be at or prior to the date hereof duly executed and delivered by the Company, and this Agreement constitutes, and the Transaction Agreements to which the Company is a party will constitute, the legal, valid and binding obligations of the Company, Enforceable against it in accordance with its and their terms, except as limited by the Enforceability Exceptions.
2.5    Consents and Approvals. Except for the Notification and Report Forms under the HSR Act that were filed prior to the date of this Agreement, the filing of the Certificate of Merger and except as set forth on Schedule 2.5, no consent, approval or authorization by, or filing with or notification to, any Governmental Authority or Person on the part of the Company is required for, or in connection with (a) the execution, delivery and performance of this Agreement and the Transaction Agreements, (b) the consummation of the Contemplated Transactions or (c) the transfer of any Contractual Obligation as a result of a change in the Company’s ownership.
2.6    Non-contravention. Except as disclosed on Schedule 2.5 and Schedule 2.6, none of the execution, delivery and performance by the Company of this Agreement, the Transaction Agreements or the consummation of the Contemplated Transactions will:
(i)    violate any provision of any Legal Requirement applicable to the Company;
(ii)    conflict with, result in a breach or violation of, or default under, or give rise to a right for any third-party to accelerate, terminate or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both) any Contractual Obligation of the Company;

(iii)    result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset of the Company, other than Permitted Encumbrances;
(iv)    result in a breach or violation of, or default under, the Organizational Documents of the Company; or
(v)    require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of the Company.
2.7    Financial Statements.

(a)    Financial Statements. Attached to Schedule 2.7(a) is a copy of the balance sheet of the Company (the “Most Recent Balance Sheet”), as of March 31, 2022 (the “Most Recent Balance Sheet Date”) and the related statements of income and cash flows of the Company for the three months then ended (together with the Most Recent Balance Sheet, the “Interim Financials”). In addition, attached to Schedule 2.7(a) is a copy of the audited balance sheet of the Company as of December 31, 2021, and the related audited statements of income and cash flows of the Company, for the fiscal year then ended, accompanied by any notes thereto and the report of applicable audit firm (collectively, the “Audited Financials”, and together with the Interim Financials, the “Financials”). Since the Most Recent Balance Sheet Date, (i) the Company has not distributed, sold or otherwise disposed of any property or other non-cash assets other than in the Ordinary Course of Business, and (ii) the Company has not made or granted any distributions or dividends, other than distributions or dividends solely of cash.
(b)    Compliance with GAAP, etc.
(i)    The Financials (1)  were prepared in accordance with the books and records of the Company and (2) have been prepared in accordance with GAAP (except, in the case of the Interim Financials, for the omission of footnotes and normal year-end adjustments, none of which are, individually or in the aggregate, material). The Financials fairly present, in all material respects, the financial position of the Company as at the respective dates thereof and the results of the operations of the Company for the respective periods covered thereby. The Financials contain adequate reserves for the realization of all Assets and for all reasonably anticipated Liabilities in accordance with GAAP.
(ii)    The books and records of the Company have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of the Company that are required to be reflected in accordance with GAAP. The Company maintains books and records accurately reflecting, in all material respects, its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (1) transactions are executed with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for each Asset of the Company; (3) the reporting of the Company’s Assets is compared with existing Assets at regular intervals; and (4) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(c)    Indebtedness; Guarantees. The Company has no Indebtedness. The Company has no Liability in respect of a Guarantee of any Liability of any other Person.
2.8    Absence of Undisclosed Liabilities. The Company has no Liabilities, except for (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet, (b) those which have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement and none of which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), and (c) those set forth on Schedule 2.8.

2.9    Absence of Certain Developments. Except as set forth on Schedule 2.9, since the Most Recent Balance Sheet Date, the Business has been conducted only in the Ordinary Course of Business and:
(a)    the Company has not (i) amended its certificate of incorporation or bylaws or (ii) issued, sold, granted, awarded or otherwise disposed of any Equity Security;
(b)    the Company has not split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(c)    the Company has not become liable in respect of any Guarantee nor has it incurred, assumed or otherwise become liable in respect of any Indebtedness or made any loans, advances or capital contributions to or Investments in any Person;
(d)    the Company has not sold, leased, licensed, transferred or otherwise disposed of any of its Assets or property (including any shares or other Equity Securities or other securities of the Company or any other corporation, partnership, association or other business organization or division thereof), except in the Ordinary Course of Business;
(e)    the Company has not sold, assigned, transferred, licensed or sublicensed any Company Intellectual Property, other than pursuant to non-exclusive licenses with customers entered into in the Ordinary Course of Business;
(f)    the Company has not failed to take any action necessary to preserve the validity of any Company Intellectual Property or Permit;
(g)    the Company has not changed the nature or scope of its business or commenced any new business not being ancillary or incidental to such business or taken any action to alter its organizational or management structure;
(h)    the Company has not permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;
(i)    the Company has not discharged or satisfied any Encumbrance or paid any obligation or liability that is not yet due and payable and not otherwise reflected in the Financials;
(j)    the Company has not made or committed to make any capital expenditure except in accordance with its 2022 capital expenditures budget (a true, correct and complete copy of which has been made available to Parent by the Company);
(k)    the Company has not (i) other than dividends or distributions in respect of Shares payable solely in cash, made any declaration, setting aside or payment of any distribution with respect to, or any repurchase, redemption or other acquisition of, any Equity Security or (ii) entered into, or performed, any transaction with, or for the benefit of, any Stockholder or any Affiliate thereof or officer, director or employee of the Company;
(l)    there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;
(m)    the Company has not increased the Compensation payable to (i) any employee, consultant, independent contractor or agent, (ii) any officer or manager of the Company or (iii) any Stockholder or any Affiliate thereof;
(n)    the Company has not entered into any Contractual Obligation providing for the employment or consultancy of any Person other than in the Ordinary Course of Business or providing for Compensation other than in the Ordinary Course of Business;

(o)    the Company has not terminated, laid off or materially reduced the Compensation of any employee, consultant, independent contractor or agent other than in the Ordinary Course of Business;
(p)    the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit other than in the Ordinary Course of Business;
(q)    the Company has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;
(r)    the Company has not terminated or closed any Facility, business or operation;
(s)    no supplier required to be disclosed on Schedule 2.18 has canceled or terminated or threatened in writing to cancel or terminate its relationship with the Company;
(t)    no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (ii) has provided any notice of cancellation or any other statement that it plans to cancel any Liability Policy or raise the premiums or materially alter the coverage under any Liability Policy;
(u)    the Company has not entered into, adopted, amended, terminated or modified any Employee Plan or any employment or severance agreement;
(v)    the Company has not hired or fired any officer or any employee whose annual Compensation is or was in excess of $100,000 per annum;
(w)    the Company has not modified or cancelled any third-party Indebtedness or written up or written down any of its material Assets or revalued its Inventory, other than in the Ordinary Course of Business;
(x)    the Company has not failed to make any scheduled capital expenditures or investments or failed to pay trade accounts payable or any other Liability when due, other than in the Ordinary Course of Business;
(y)    the Company has not failed to maintain or properly repair any of its material Assets;
(z)    the Company has not threatened, commenced or settled any Action;
(aa)    the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.9; and
(bb)    no event or circumstance has occurred which has had, will have or could reasonably be expected to have a Material Adverse Effect.
2.10    Assets.
(a)    Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable (except as limited by the Enforceability Exceptions) leasehold interest in, or right to use all of its Assets. Except as disclosed on Schedule 2.10(a), none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

(b)    Sufficiency of Assets. The Company’s Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, necessary to conduct the Business as now conducted.
(c)    Tangible Personal Property. All of the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (i) are adequate and suitable for their present and intended uses, (ii) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (iii) to the Company’s Knowledge have no material defects and (iv) have been maintained all in accordance with the standards of any manufacturer or any other governmental or regulatory entities.
2.11    Real Property(a)    . The Company does not own any real property or interest therein. Schedule 2.11 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (such leased real property is referred to as the “Real Property”), and specifies the lessor(s) of such Real Property, and identifies each lease or any other Contractual Obligation under which such Real Property is leased by the Company (the “Real Property Leases”). Except as described on Schedule 2.11, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupy any of the Real Property, and there is no Person (other than the Company and/or any lessee(s) of the Real Property specifically identified on Schedule 2.11) in possession of the Real Property. The Company has valid leasehold interests in and to the Real Property, as applicable, and any and all Facilities located thereon, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has made available to Parent true, correct and complete copies of all of the Real Property Leases, including all amendments and modifications thereto.
2.12    Intellectual Property.
(a)    Schedule 2.12(a) identifies all Intellectual Property owned or used by the Company, including all Intellectual Property with respect to Company Technology and Company Products, which Intellectual Property is composed of (and Schedule 2.12(a) lists): (i) all registered Intellectual Property which has been issued to or is otherwise owned by the Company, all Intellectual Property that is the subject of a pending registration application owned by the Company and all material Intellectual Property owned by the Company that is unregistered, including any Software (collectively, “Company Owned Intellectual Property”); (ii) all Intellectual Property that has been licensed to the Company by a third party or that is otherwise used by the Company but is not owned by the Company (“Company Licensed Intellectual Property”); and (iii) each Contractual Obligation pursuant to which the Company has granted or has been granted rights to any Intellectual Property or to which the Company is otherwise bound to any third party (excluding currently-available, “off the shelf” Software programs licensed to the Company that are not included in Company Products, the total fees associated with which are less than $5,000 per license). The Company is the sole and exclusive owner of all Company Owned Intellectual Property free and clear of any Encumbrances. True, accurate and complete copies of all such Contractual Obligations, as amended or otherwise modified and in effect, as well as such Company Registrations and pending applications, have been provided to Parent, together with true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each item of Company Owned Intellectual Property. All such Company Registrations and Contractual Obligations are valid and enforceable and all such registrations, pending applications and Contractual Obligations are in full force and effect. There does not exist any claim, allegation, or basis for any claim or allegation, that any Company Owned Intellectual Property or Intellectual Property otherwise used by the Company or any filings for the same listed in Schedule 2.12(a) are invalid or unenforceable or that the Company’s rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment, statutory bars against obtaining a patent or other registration for same, or fraudulent registration. No application for a patent or for a copyright, mask work or trademark registration or any other type of Intellectual Property filing filed by or on behalf of the Company has been rejected, abandoned, allowed to lapse or is subject to any statutory bar against patenting or other registration. Schedule 2.12(a) accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such registration or filing for any Company Owned Intellectual Property in full force and effect. No interference, opposition, reissue, reexamination or other legal proceeding of any nature is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity or enforceability of any Company Owned Intellectual Property is being, has been or could reasonably be expected to be contested or challenged. Except as described on Schedule 2.12(a) for the applicable Contractual Obligations listed therein, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any third party Intellectual Property rights.
(b)    There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced against the Company, or to the Company’s Knowledge, threatened, with respect to any Patent Rights included in the Company Registrations or that concern the ownership, validity or enforceability of any Intellectual Property owned or purported to be owned by the Company. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no misrepresentation in such applications. Other than as made known to the Company during the ordinary course of the application process for Company Registrations, there is no circumstance, fact, event or information that would result in the Company not having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.
(c)    Each item of Company Intellectual Property will be owned or available for use, as applicable, by Parent or a Subsidiary of Parent immediately following the date hereof on substantially identical terms (including duration) and conditions as it was immediately prior to the Closing. The Company Intellectual Property constitutes all Intellectual Property necessary to (i) Exploit the Company Products and Company Technology in the manner so done currently and as currently contemplated to be done by the Company (ii) Exploit the Business Systems as they are currently Exploited and contemplated to be Exploited by the Company and (iii) otherwise to conduct the Company’s business in the manner currently conducted by the Company.
(d)    Each Company Employee and Company Independent Contractor who has contributed to the research, development, conception, reduction to practice, authorship, creation, modification or improvement of any Company Product, Company Technology or Intellectual Property in the course of such Company Employee’s employment by, or such Company Independent Contractor’s work for, the Company, including any Company Owned Intellectual Property, in whole or in part, has either (i) done so in the course of and in the scope of his or her employment or engagement with the Company, such that pursuant to applicable Law all Intellectual Property arising therefrom is owned exclusively by the Company, as applicable, or (ii) signed written agreements including present assignments of all Intellectual Property with respect thereto ensuring that all such Intellectual Property is owned exclusively by the Company, and there are no claims or interests of third parties (including current and former Company Employees or Company Independent Contractors or their current or former employers) alleging ownership interests in any such Intellectual Property. The Contemplated Transactions shall not grant to or allow any Company Employee or Company Independent Contractor to claim any ownership interest in, or the right to use, any Company Intellectual Property.
(e)    No current or former Company Employee or Company Independent Contractor who is or was involved in the research, development, conception, reduction to practice, authorship, creation, modification or improvement of any Company Product, Company Technology or Company Intellectual Property performed or is performing services for, or is or was an employee of, or was otherwise engaged by any third party, including any Governmental Authority, quasi-governmental agency or funding source, government-owned institution, university, college, other educational institution or research center, including as an employee, contractor, consultant or graduate student, during the time period in which such Company Employee was employed by, or such Company Independent Contractor worked for, the Company, in a manner which may reasonably provide the basis for any claim, interest, or right of any third party with respect to any of the Company Intellectual Property. The Company has not engaged in any work for any customer or other third party which is subject to any contractual right of assignment resulting in any Intellectual Property in such work being owned by the customer or any third party. Except as set forth on Schedule 2.12(e), the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person. Except as set forth in Schedule 2.12(e), the Company has not sought, applied for or received any support, funding, resources or assistance from any Governmental Authority, quasi-governmental agency or funding source, government-owned institution, university, college, other educational institution or research center.
(f)    The Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain the secrecy of all Trade Secrets and confidential information comprising a part thereof, including by obtaining from all Company Employees, Company Independent Contractors and any other third parties having access to or receiving disclosure of any Trade Secrets forming part of the Company Owned Intellectual Property a valid and enforceable written agreement obligating them to maintain the confidentiality of such Trade Secrets and prohibiting use of such Trade Secrets other than as necessary for their work for the Company.
(g)    None of (i) the Company Products, Company Technology or (ii) the Business Systems, or the Exploitation of either (i) or (ii) by the Company or the conduct of the Business or any other activity of the Company, has infringed or violated or constituted a misappropriation of, or infringes or violates, or constitutes a misappropriation of, any Intellectual Property of any third party. Schedule 2.12(g) lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received in writing by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received in writing by the Company from any reseller, distributor, customer, user or any other third party; and the Company has made available to Parent copies of all such complaints, claims, notices, requests, demands or threats made in writing, as well as any written legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation. For clarity, as used in this Agreement, the reference to “Internal Systems used directly in the providing or delivery of Customer Offerings” is not intended to include Internal Systems used for bugs and errors ticketing and tracking, for the Company’s accounting or otherwise for the administration of the business of the Company.
(h)    To the Company’s Knowledge, no Person (including any current or former Company Employee or consultant of the Company) is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to Parent copies of all written correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.
(i)    Schedule 2.12(i) lists all Company Products and describes the features, functionalities and uses of each Company Product. Except as otherwise disclosed in Schedule 2.12(i): (a) no Person has any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property forming part of, used in or embodied by any Company Product; and (b) neither the Company nor any Person has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property forming part of, used in or embodied by any Company Owned Intellectual Property or any other Company Owned Intellectual Property to any other Person. The Company Products are free from any substantial defects and substantially conform to the written documentation and specifications therefor.
(j)    The Business Systems: (i) are in working order and are scalable to meet current and reasonably anticipated capacity, including the ability to process current and anticipated peak volumes in a timely manner; (ii) have commercially reasonably appropriate security, backup and disaster recovery procedures designed to minimize the risk of material error, breakdown, failure or security breach occurring; (iii) are configured and maintained to minimize the effects of viruses; and (iv) do not contain viruses, Trojan horses, back doors or other malicious code and have not suffered any failures, breakdowns, continued substandard performance or other adverse events that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of the Company Technology and/or the conduct of the Business. Except as disclosed in Schedule 2.12(j), to the Company’s Knowledge none of the Business Systems: (i) contain any bug, defect or error that materially and adversely affects the use, functionality or performance of such Business Systems or any product or system containing or used in conjunction with such Business Systems; or (ii) fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Business Systems or any product or system containing or used in conjunction with such Business Systems.
(k)    The Company owns all rights, title and interests in and to or otherwise has all rights, permissions, licenses or authorizations required under applicable Laws and relevant Contractual Obligations to retain, produce copies, prepare derivative works, disclose, Process, combine with other data and otherwise use, and grant third parties rights to do the same, as the case may be, to all data in its possession or control as necessary for the operation of the Business as presently conducted. To the Company’s Knowledge, any third party who has provided Personal Data to the Company has done so in compliance with all applicable Data Security Requirements, including providing any notice and obtaining any consent required under such Data Security Requirements.
(l)    The Company implements and uses appropriate technical, physical and organizational measures and controls with respect to the privacy and security of all non-public data, including Personal Data collected, received, stored, disclosed, sold, shared and transferred, or otherwise processed or used by the Company (collectively “Processed” or “Process”). Such policies are and have been at all times in compliance with applicable Data Security Requirements. The Company has, when required to do so by applicable Data Security Requirements, with respect to any Personal Data Processed by it related to the Business, provided notice of its privacy practices related to any such Personal Data Processed by the Company through a Privacy Policy or other notice or disclosure provided to the Persons whose Personal Data is Processed. Such Privacy Policy or other notice or disclosure has been provided to Parent. The Company has at all times complied with all applicable Data Security Requirements.
(m)    No claims have been asserted or, to the Company’s Knowledge, are threatened against the Company by any Person alleging a violation of any Data Security Requirements. The Company has not received any (i) notice, request, correspondence or other communication from any Governmental Authority or quasi-governmental agency or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of the Company’s privacy obligations related to Personal Data; or (ii) claim, complaint, correspondence or other communication from a data subject or any other Person claiming a right to compensation under or alleging breach of any applicable Data Security Requirements. There has been no material unauthorized access to or Processing of any Personal Data in the possession or control of the Company, and except as disclosed in Schedule 2.12(m), such Personal Data is transferable without the consent of any Person that has not already been obtained and without violation of any Data Security Requirements. In connection with each third-party servicing, outsourcing or similar arrangement involving such Personal Data, the Company has contractually obligated the service provider to take reasonable measures to protect the confidentiality of all Personal Data and restrict the use of such Personal Data by such service provider to use only to the extent necessary to provide the applicable services. Except for disclosures of information required by applicable Data Security Requirements, authorized by the provider of such Personal Data or otherwise provided for in a Privacy Policy, the Company has not sold, rented or otherwise made available to third parties any Personal Data. Neither the execution, delivery or performance of this Agreement nor any of the transactions contemplated hereby, nor the continued Processing of any Personal Data by the Company in the same manner as Processed by the Company prior to the Closing will result in any violation of any applicable Data Security Requirements.
2.13    Legal Compliance; Permits.
(a)    The Company has, since the Company’s inception, complied, and is now complying, in all material respects with all Laws applicable to it or its Business, properties or Assets, including (i) the FDCA and its implementing regulations, and (ii) Laws pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development and testing of all of the Company’s product candidates.
(b)    The Company has all Permits required to conduct the Company’s Business in all material respects, and all such Permits are valid and in full force and effect (including all Permits required by the FDA, NIH or any other Governmental Authority engaged in the regulation of the operations of the Company’s Business). All fees and charges with respect to such Permits that are due and owing as of the date hereof have been paid in full and all filing, reporting, and maintenance obligations have been timely satisfied in all material respects. Schedule 2.13(b) lists all current Permits issued to the Company with respect to the conduct of the Company’s Business (the “Company Permits”), including the names of the Permits, the holder(s) of the Permits, and their respective dates of issuance and expiration. All Company Permits are valid and in full force and effect and will continue to be so upon consummation of the Contemplated Transactions. To the Company’s Knowledge, no event has occurred that, with or without notice lapse or limitation of time or both, would reasonably be expected to result in the revocation, suspension, or lapse of any Company Permit. The Company is in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to be material to the Company. The Company, and to the Company’s Knowledge, the Company’s Representatives, have not received any notice or other communication from any Governmental Authority regarding (i) any material adverse change in any Company Permit, or any failure to comply with any applicable Laws of any Governmental Authority or any term or requirement of any Company Permit or (ii) any lapse, revocation, withdrawal, suspension, cancellation, limitation, subjection to an integrity review, termination, material modification of, or any other action against any Company Permit.
(c)    (i) None of the Company and, to the Company’s Knowledge, any of its directors or officers, have been convicted of any crime, engaged in any conduct, or have been the subject of any proceeding that has previously caused or would reasonably be expected to result in (A) debarment or suspension from participation in any activities or programs related to pharmaceutical product candidates or pharmaceutical products pursuant to 21 U.S.C. § 335a; (B) exclusion under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Authority, (C) exclusion, debarment, suspension or ineligibility to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration; (D) charging or conviction of a criminal or civil offense or otherwise named in an action that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other statute pertaining to the development, testing, manufacturing, labeling, packaging, distribution, sale, marketing, promotion, or advertising of biologics; or (E) disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312 (collectively (A)-(E), “Debarred”); (ii) the Company does not employ or use the services of any Person who is Debarred; (iii) the Company has not employed or used the services of any Person who, during the time when such Person was employed by or provided services to the Company, was Debarred; and (iv) neither the Company nor, to the Company’s Knowledge, its directors or officers, has received any notice or other communication from any Governmental Authority threatening, investigating, or pursuing debarment or alleging any acts that could reasonably be expected to result in debarment.
(d)    Each of the product candidates of the Company is being and, since the Company’s inception, has been developed, tested, manufactured and held, shipped, and labeled, as applicable, by the Company in material compliance with the FDCA and all other applicable Laws and regulations issued by the FDA, NIH or other Governmental Authority, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No product candidate developed, manufactured, tested, held, shipped, or labeled by the Company has been or has been requested by a Governmental Authority or Person to be recalled, withdrawn, removed, suspended or discontinued or otherwise corrected (whether voluntarily or otherwise) (collectively “Recall”). Neither the Company nor any Governmental Authority has sought, is seeking or, to the Company’s Knowledge, is threatening any Recall or seizure, by Action or otherwise, of the product candidates of the Company. There are no Actions (whether completed or pending) seeking the recall, withdrawal, removal, discontinuation, suspension or seizure of any such product candidate, pre-market approvals or other study authorizations, or marketing authorizations, or to the Company’s Knowledge, threatened, against the Company or, to the Company’s Knowledge, any Representative of the Company, nor have any such Actions been pending at any time.
(e)    All reports, documents, claims, notices and other submissions required to be filed, maintained, or furnished to the FDA, NIH, or any other Governmental Authority by the Company, have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), except for any such reports, documents, claims or notices the failure of which to so file, maintain or furnish would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For all pre-clinical studies and clinical trials conducted or being conducted by, in conjunction with, or on behalf of the Company or a Representative of the Company or otherwise contemplated by the Company or a Representative of the Company (collectively “Studies”), the Company has made available to Parent and Merger Sub true, complete and correct copies of all material study reports, protocols, and statistical analysis plans (collectively, the “Data”). All Data accurately, completely, and fairly reflects the results from and plans for the Studies in all material respects. To the Company’s Knowledge, there are no other studies, the results of which are inconsistent with, or otherwise call into question, the Data.
(f)    The Company has made available to Parent each annual report filed by or on behalf of the Company with the FDA, NIH or any similar Governmental Authority with respect to any product candidates, if any. The Company has made available to Parent all material information in its possession about adverse drug experiences obtained or otherwise received by or on behalf of the Company from any source, including information derived from clinical investigations, animal or pre-clinical investigations, and reports in the scientific literature, and unpublished scientific papers relating to any product candidate.
(g)    The Company has made available to Parent (i) complete and correct copies of each investigational new drug application filed with the FDA and each similar regulatory filing made by or on behalf of the Company with any similar Governmental Authority, including the NIH, and including all supplements and amendments thereto with respect to each product candidate and Study, in each case, if any, (ii) all material correspondence or submissions, including summaries of oral interactions, sent to and received from the FDA, NIH, and similar Governmental Authority by the Company or, to the Company’s Knowledge, a Representative of the Company that concerns or would reasonably be expected to impact a product candidate of the Company or Study, if any and (iii) all existing written records relating to all material discussions and all meetings between the Company and the FDA, NIH, or similar Governmental Authority with respect to each product candidate or Study, if any.
(h)    The Studies have, since the Company’s inception, been and are being conducted in all material respects in accordance with all applicable Law and requirements of the FDA, NIH, and similar Governmental Authorities, including, as applicable, the Good Laboratory Practice requirements promulgated by the FDA under and in accordance with 21 C.F.R. Part 58, and the applicable principles of Good Laboratory Practice as promulgated by the European Commission under Directives 2004/9/EC and 2004/10/EC, and the requirements of Good Clinical Practice, informed consent, and all other applicable requirements relating to protection of human subjects and the conduct of clinical trials contained in 21 C.F.R. Parts 50, 56, and 312, the applicable requirements under Clinical Trials Regulation EU No 536/2014, and the applicable International Council on Harmonisation (“ICH”) Guideline for Good Clinical Practice (ICH E6 (R2)), except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be material to the Company.
(i)    Neither the Company nor, to the Company’s Knowledge, any Representative of the Company, has received any written or other notice or communication from the FDA, NIH, any other Governmental Authority, any Institutional Review Board (“IRB”), or other Person or board responsible for the oversight or conduct of any Study, requiring or threatening the termination, suspension, material modification or restriction, delay, or clinical hold of, or otherwise rejecting, any Study that was, is planned to be, or is being conducted, nor has any such action commenced. All Studies were and, if still pending, are being conducted in all respects in accordance with the protocols, procedures and controls designed and approved for such Studies, with standard medical and scientific research procedures, and in accordance with any requirement of an IRB or other Person or board responsible for review of such Studies. All Studies have obtained all applicable approvals from an IRB or other Person or board responsible for review of such Studies. In the case of any Studies involving human subjects, all subjects, or their legal representatives, have provided their informed consent for participation.
(j)    The Company has not, and to the Company’s Knowledge, none of the Company’s Representatives, has made an untrue statement of a material fact or fraudulent or misleading statement to the FDA, NIH, or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, NIH or other Governmental Authority, or otherwise committed an act, made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal

Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Application Integrity Policy”). Neither the Company nor, to the Company’s Knowledge, any directors and officers, of the Company is the subject of any pending or, to Company’s Knowledge, threatened investigation pursuant to the FDA Application Integrity Policy, or resulting from any other untrue or false statement or omission.
(k)    The Company and, to the Company’s Knowledge, the Company’s Representatives, are currently in compliance with, and since the Company’s inception, have complied with, all applicable security and privacy standards regarding protected health information, including the standards under (i) the Health Insurance Portability and Accountability Act of 1996, (42 U.S.C. § 1320d et seq.), as amended, and its implementing Administrative Simplification regulations related to the privacy of Protected Health Information and the Security Standards, as defined by law (45 C.F.R. parts 160, 162 and 164), also known as the HIPAA Privacy Rule, and the Standards for Electronic Transactions, the Security Standards and the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009 and (ii) any applicable state privacy Laws, including the California Consumer Privacy Act, Cal. Civ. Code §1798.100 et seq., and its implementing regulations, except for any noncompliance, either individually or in the aggregate, which would not reasonably be expected to be result in a Material Adverse Effect. No claims have been asserted or, to the Company’s Knowledge, are threatened against the Company by any Person or Governmental Authority alleging a material violation of any privacy, personal or confidentiality rights under any applicable Laws.
2.14    Employee Benefit Plans.
(a)    Schedule 2.14(a) contains a true, correct and complete list of each Employee Plan. For purposes of this Agreement, an “Employee Plan” shall mean each (i) employment or consulting or independent contractor agreement to or under which the Company is a party or has or may have any actual or contingent liability or obligation and (ii) benefit or compensation plan, program or arrangement currently sponsored, maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company has or may have any actual or contingent liability or obligation (including on account of any ERISA Affiliate) including, without limitation, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, each a “Multiemployer Plan”), all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, vacation, employee loan and all other benefit or compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, or oral or written. For purposes of this Agreement, the term “ERISA Affiliate” shall mean any entity that together with the Company is or at any relevant time was deemed to be a single employer within the meaning of Section 414 of the Code or Section 4001(b)(i) of ERISA.
(b)    With respect to each Employee Plan, the Company has made available to Parent a current, true and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any plan documents, contracts and/or agreements relating to any Employee Plan and amendments thereto; (ii) the most recent determination letter, if applicable; (iii) any summary plan description with respect to each Employee Plan and summaries of material modifications thereto; (iv) for the three most recent years (1) the Form 5500 and attached schedules, (2) reviewed financial statements, (3) actuarial valuation reports and (4) any non-discrimination testing results; and (v) any non-routine correspondence with any Governmental Authority in the past three (3) years.
(c)    Except as disclosed on Schedule 2.14(c): (i) each Employee Plan is and has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws; (ii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or IRS opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Company’s Knowledge, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any material Tax, fine, Encumbrance, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; (iv) no “reportable event” (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in material Liability has occurred with respect to any Employee Plan; (v) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Plan that has resulted or could reasonably be expected to result in material Liability to the Company; (vi)  there is no present intention that any Employee Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Employee Plan at any time within the twelve months immediately following the date hereof; (vii) no Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act); and (viii) the Company has not incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
(d)    No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, nor a Multiemployer Plan, and the Company has no obligation to contribute, and has not incurred any actual or contingent Liability or obligation (including any obligation to make any contribution) to or in respect of any such plans. No Employee Plan is a self-insured group health plan. No Employee Plan has any participating employers other than the Company.
(e)    With respect to each Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to Company’s Knowledge threatened; (ii) to the Company’s Knowledge no facts or circumstances exist that could give rise to any such actions, suits or claims; and (iii)  no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or other governmental agencies are pending, in progress or to Company’s Knowledge threatened (including any routine requests for information from the PBGC).
(f)    No Employee Plan or Legal Requirement exists that, as a result of the execution of this Agreement, approval of this Agreement by the Company’s board of directors, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), would (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of Compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, or (iii) result in payments or benefits which would not be deductible under Section 280G of the Code or which would be subject to an excise tax under Section 4999 of the Code.
(g)    No Compensation under any Employee Plan subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional tax in any material respect under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code.
(h)    The Company neither participates in, nor otherwise has any Liability under or in respect of, any Multiemployer Plan.
2.15    Environmental Matters.
(a)    The Company has complied in all material respects, and currently is in compliance in all material respects, with all applicable Environmental Laws. Except as set forth on Schedule 2.15(a), the Company has not received any unresolved written order or notice of any actual or potential violation or failure by the Company to comply with any Environmental Laws.

(b)    The Company has not received any unresolved written notice that there are any pending or threatened Actions or Encumbrances arising under or pursuant to any Environmental Law with respect to or affecting any of the Facilities or Real Property.
(c)    The Company has not Released any Contaminants, or owned or operated any property or facility that is or has been contaminated by any Contaminants, so as would reasonably be expected to give rise to any material Liability of the Company pursuant to any Environmental Laws.
(d)    The Company has not contractually assumed, or provided any indemnity with respect to, any material Liability pursuant to any Environmental Laws of any other Person.
2.16    Contracts.
(a)    Contracts. Except as disclosed on Schedule 2.16(a) (collectively with the Real Property Lease, the “Disclosed Contracts”), the Company is not bound by or a party to:
(i)    any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, for which the Company paid, has an obligation to pay, received, or is entitled to receive, in excess of $100,000 for the year ended December 31, 2021 and for the four months ended April 30, 2022;
(ii)    (1) any capital lease or (2) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of $100,000, under which any Equipment is held or used by the Company;
(iii)    any Contractual Obligation relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements), other than (1) Real Property Leases or leases relating to the Equipment and (2) Contractual Obligations that include the license of Company Technology and are entered into by the Company in the Ordinary Course of Business;
(iv)    any Contractual Obligation for the purchase or sale of products or for the furnishing or receipt of services (1) which involves annualized expenditure of more than $100,000, or (2) in which the Company has granted manufacturing rights, “most favored nation” or “best price” pricing provisions or marketing or distribution rights relating to any services, products or territory, or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
(v)    any Contractual Obligation relating to the acquisition or disposition of (i) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any Asset other than in the Ordinary Course of Business;
(vi)    any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (1) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (2) merger, consolidation or other business combination or (3) series or group of related transactions or events of the type specified in the immediately preceding clauses (1) and (2).
(vii)    any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;
(viii)    any Contractual Obligation (or group of related Contractual Obligations) (1) under which the Company has created, incurred, assumed or guaranteed any Indebtedness or (2) under which the Company has permitted any Asset to become subject to an Encumbrance, other than a Permitted Encumbrance;
(ix)    any Contractual Obligation under which any other Person has guaranteed any Indebtedness of the Company;
(x)    any Contractual Obligation involving any obligation on the part of the Company to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other lawful commercial activity (including in any geographic region);
(xi)    any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or other compensation which would become payable by reason of this Agreement or the Contemplated Transactions;
(xii)    any Contractual Obligation under which the Company has, or may have, any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);
(xiii)    any Contractual Obligation providing for the employment or consultancy (including on an independent contractor basis) with an individual (or in the case of a consultant or independent contractor, an entity) providing for Compensation in excess of $100,000 per annum (other than an Employee Plan) and that is not terminable at-will by the Company;
(xiv)    any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates or Company Employee (other than travel allowances in the Ordinary Course of Business);
(xv)    any Contractual Obligation with any (i) Stockholder or (ii) current or former officer, director or employee of the Company or any Affiliate thereof that is not related to such Person’s employment or service as a director.
(xvi)    any settlement, conciliation or similar Contractual Obligations imposing an obligation on the Company after the date hereof;
(xvii)    any Contractual Obligation that limits the ability of the Company or any of its Affiliates to incur any Indebtedness or to Guarantee any Indebtedness or other obligation of any Person, or that limits the amount of any Indebtedness that the Company may incur or Guarantee, or prohibits it from granting any Encumbrance, or than any Permitted Encumbrance, on any Asset to secure any Indebtedness incurred or Guaranteed;
(xviii)    any Contractual Obligation under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;
(xix)    any Contractual Obligation that cannot be terminated by the Company for convenience that could reasonably be expected to have a Material Adverse Effect; or
(xx)    any Contractual Obligation not otherwise disclosed on Schedule 2.16(a) and (A) pursuant to which the Company has an aggregate future liability to any Person in excess of $100,000, (B) entered into other than in the Ordinary Course of Business or other than on arms-length terms, or (C) that is material to the conduct or operation of the Business.
(b)    The Company has made available to Parent true, accurate and complete copies of each written Contractual Obligation (or to the extent no such copy exists, an accurate description thereof) listed on Schedule 2.16(a), in each case, as amended or otherwise modified and in effect.

(c)    Breach, etc. Neither the Company nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all warranty obligations or otherwise), nor to the Company’s Knowledge has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or default under, any Disclosed Contract (including all warranty obligations or otherwise). No party to any Disclosed Contract has given the Company notice of any action to terminate, cancel, rescind or procure a judicial reformation any Disclosed Contract nor, to the Company’s Knowledge, are there any circumstances which are reasonably likely to lead to any of the foregoing.
2.17    Affiliate Transactions. Except for any Organizational Document or Employee Plan and the matters disclosed on Schedule 2.17, no Stockholder nor, to the Company’s Knowledge, any Affiliate thereof, directly or indirectly, is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Except as disclosed on Schedule 2.17, no Stockholder nor to the Company’s Knowledge, any Affiliate thereof owns or has any ownership interest in any Asset used in, or necessary to, the Business. Except for any Organizational Document or Employee Plan and as disclosed on Schedule 2.17, no officer, director or employee of the Company is, directly or indirectly, a creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company.
2.18    Suppliers. Schedule 2.18 sets forth a true, correct and complete list of the ten (10) largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) for the fiscal year ended December 31, 2021 and the three months ended March 31, 2022, indicating the Contractual Obligations for continued supply from each such supplier. No such supplier has stated orally or in writing that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company, or otherwise cancel, terminate or materially alter any arrangement for the same. No purchase order or commitment of the Company is in excess of the normal business requirements of the Company.
2.19    Employees.
(a)    A true, correct and complete schedule of all employees of the Company, including job title, Compensation level and location, has been provided to Parent. Except as set forth on Schedule 2.19(a)(i), no employee of the Company within the last three years is bound by a non-competition Contractual Obligation with the Company.
(b)    Except as disclosed on Schedule 2.19(b)(i), there are no work slowdowns, lockouts, stoppages, picketings, strikes, or similar labor activities pending, or to Company’s Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 2.19(b)(ii), (i) no employee of the Company is represented by a labor union, association or representative body in connection with such employee’s employment with the Company, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union, association or representative body Contractual Obligation, (iii) during the past three years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or similar labor activities, or to the Company’s Knowledge, threats thereof, by or with respect to any employees of the Company, (iv) no petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative and (v) there is no organizational effort currently being made or, to Company’s Knowledge, threatened by, or on behalf of, any labor union, association or representative body to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union, association, representative body, or other Governmental Authority. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Governmental Order relating to employees or employment practices. The Company is in compliance in all material respects with applicable Legal Requirements and Contractual Obligations to which the Company is a party relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Legal Requirement or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN) that required compliance with the notice requirement under WARN, or implemented any early retirement, separation or window program within the past five (5) years nor has the Company planned or announced any such action or program for the future. No executive officer or key employee has notified the Company of his or her intention to resign or retire as a result of the Contemplated Transactions or otherwise.
(c)    The Company is not delinquent by more than three (3) Business Days in payments to any of its (a) employees for any earned but unpaid wages, salaries, overtime pay, commissions, bonuses, or any other earned but unpaid Compensation or as otherwise required by Legal Requirement or (b) consultants for earned, accrued but unpaid fees for any services arising under any Contractual Obligation to which the Company is a party or as otherwise required by Legal Requirement. To the Company’s Knowledge, none of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Authority. There is no pending or, to the Company’s Knowledge, threatened Action, unfair labor practice charge, or other charge or inquiry against the Company brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s employees, or other individual or any Governmental Authority with respect to employment practices brought by or before any Governmental Authority.
(d)    To the Company’s Knowledge, (i) no employee, officer, director, or contractor of the Company is subject to any Contractual Obligation or Legal Requirement that would interfere with such employee’s, officer’s, director’s, or contractor’s employment with the Company or performance of services to the Company or otherwise interfere with the Business and (ii) the conduct of the Business has not, and the consummation of the Contemplated Transactions will not, result in a material breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any employee, officer, contractor or consultant of the Company is obligated with the Company.
2.20    Litigation; Governmental Orders.
(a)    Litigation. Except as disclosed on Schedule 2.20(a)(i), there is no Action to which the Company is a party (whether as plaintiff, defendant or otherwise) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened. Except as disclosed on Schedule 2.20(a)(ii), there is no Action that the Company presently intends to initiate.
(b)    Governmental Orders. Except as disclosed on Schedule 2.20(b), no Governmental Order has been issued that is directly applicable to the Company, the Assets or the Business.
2.21    Insurance. Schedule 2.21(i) sets forth a true, correct and complete list of insurance policies, including policies by which the Company or any of its Assets, employees, officers or directors or the Business have been insured since its inception (the “Liability Policies”). The list includes for each Liability Policy the type of policy, policy number, name of insurer and expiration date. The Company has provided to Parent true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.21(ii) describes any self-insurance arrangements affecting the Company. The Company has since its inception maintained in full force and effect with financially sound and reputable insurers insurance with respect to the Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 2.21(iii), no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or other statement that any insurer plans to cancel any Liability Policy or materially raise the premiums or materially alter the coverage under any Liability Policy.
2.22    Banking Facilities. Schedule 2.22 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company in respect of any such account, safety deposit box or other arrangement.
2.23    Powers of Attorney. Except as set forth on Schedule 2.23, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof).
2.24    No Brokers. Except as set forth on Schedule 2.24, no broker, finder, investment banker or agent is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon any arrangements by or on behalf of the Company, for which Merger Sub, Parent or the Company may become liable.
2.25    CARES Act. Except as set forth on Schedule 2.25:
(a)    The Company has not requested an “advance payment of employer credits” on Internal Revenue Service Form 7200 or otherwise and has not received a refund of Tax credits for any “qualified sick leave wages” and any “qualified family leave wages” or the “employee retention credit” described in Section 2301 of the CARES Act.
(b)    The Company has not made a claim for Tax credits in respect of the same wages pursuant to the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020) or the CARES Act.
(c)    The Company has not applied for or received (i) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (ii) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any state, local or non-U.S. jurisdiction.
2.26    Taxes.
(a)    All income and other material Tax Returns required to be filed by, or with respect to, the Company have been accurately prepared and timely filed (taking into account any available extensions) in accordance with all applicable Laws. All of those Tax Returns are true, correct and complete in all material respects. All material Taxes imposed on the Company or for which the Company may otherwise be liable, whether or not shown on a Tax Return, have been paid within the time and in the manner prescribed by applicable Law. With respect to any taxable period for which a Tax Return of the Company has not yet been filed or for which Taxes are not yet due and owing, the Company has made adequate and sufficient accruals and reserves for those Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and those accruals and reserves for Taxes are specifically set forth on the Financials.
(b)    The Company has provided to Parent true, accurate and complete copies of (i) all Income Tax Returns filed by or with respect to the Company for the past six (6) years and all other material Tax Returns filed by or with respect to the Company for the past four (4) years, and (ii) without duplication, all Tax Returns with respect to the Company for any taxable period that remains open to assessment or reassessment (giving effect to any waivers or extensions of the applicable period of assessment or reassessment), including, in each case, all written correspondence to the Company from, or from the Company to, a Taxing Authority relating thereto.
(c)    No written agreement or document extending the period of assessment or collection of any Tax payable by the Company is currently in effect, and there are no currently outstanding requests or demands to extend or waive any period of limitations. To the Company’s Knowledge, no audit or other proceeding by any Taxing Authority is pending with respect to any Taxes or Tax Returns of the Company, and no director or officer (or employee responsible for Tax matters) of the Company knows of any current intention on the part of any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No power of attorney granted by the

Company with respect to Taxes is currently in force. No issue relating to Taxes was raised in writing with respect to any taxable period or in respect of which the applicable statute of limitations has not been closed by any Taxing Authority in any completed audit or examination that reasonably can be expected to recur in a later taxable period. The Company has made available correct and complete copies of all audit, examination, revenue agent’s and other reports of, and any closing agreement with, any Taxing Authority relating to the Company with respect to all taxable periods.
(d)    There are no Encumbrances, other than Permitted Encumbrances, on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
(e)    The accruals and reserves for unpaid Taxes of the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) specifically set forth and included in the Financials are adequate in accordance with GAAP to fully cover all Taxes accrued or accruable through the date hereof. The Company does not have any material liability for Taxes incurred after the date of the Interim Financials other than Taxes incurred by it in the ordinary course of business.
(f)    The Company (i) has not been a member of an Affiliated Group for Tax purposes other than the Affiliated Group the common parent of which is the Company, (ii) has no liability for Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any comparable provision of Tax Law) other than as a result of being a member of the Affiliated Group the common parent of which is the Company, (B) as a transferee or successor, (C) by Contractual Obligation or (D) by operation of Law or otherwise and (iii) is not and has never been a party to or bound by or had any Liability or potential Liability with respect to any Tax Sharing Agreement.
(g)    (i) The Company is not, nor has it ever been, subject to Tax in any jurisdiction, other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, trade or business, office or other fixed place of business or other presence in that jurisdiction, and (ii) no claim has ever been made in writing by a Taxing Authority against the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.
(h)    The Company has complied with all applicable Laws relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements), and the Company has duly and timely paid over to the appropriate Taxing Authority all amounts of those Taxes, including all Taxes required by applicable Law with respect to amounts paid or owing to any non-U.S. person, employee (including with respect to any salaries, wages and other Compensation), independent contractor, creditor, stockholder or other third party.
(i)    The Company has not initiated, agreed to or been required to make any adjustments to its taxable income by reason of a change in accounting method and has not received any written notice that a Taxing Authority has proposed any adjustment or change in accounting method, or has any written application pending with any Taxing Authority requesting permission for any change in accounting method.
(j)    All material records that the Company is required by applicable Law to keep for Tax purposes or that reasonably could be expected to be needed to substantiate any claim made or position taken in relation to Taxes by the Company have been kept and are available for inspection at the premises of the Company.
(k)    The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free or partly tax-free treatment under Section 355 of the Code.
(l)    The Company is not currently and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)    No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) (or any similar or corresponding provision of any state, local or non-U.S. Law) has been entered into by or with respect to the Company.
(n)    The Company is not a partnership, a partner in a partnership or a party to any joint venture, contract or other arrangement that could be treated as a partnership for U.S. Federal income tax purposes. The Company does not own any interest in any “controlled foreign corporation” (as defined in Section 957 of the Code), “passive foreign investment company” (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.
(o)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (i) an open transaction disposition made on or before the Closing Date, (ii) a prepaid amount, deposit, advance payment or deferred revenue received or arising on or before the Closing Date outside of the Ordinary Course of Business, (iii) the application of the installment method of accounting or the long-term contract method of accounting, in each case, to any transaction occurring on or before the Closing Date, (iv) any intercompany transactions occurring on or before the Closing Date or any excess loss account in existence on or before the Closing Date described in Treasury Regulations promulgated under Section 1502 of the Code (or any similar or corresponding provision of any state, local or non-U.S. Law), (v) Section 482 of the Code (or any similar or corresponding provision of any state, local or non-U.S. Law), (vi) any change in its method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including by reason of Section 481 of the Code, or any comparable provisions of other applicable Tax Law, (vii) a direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state or local Legal Requirements), (viii) any inclusions pursuant to Sections 951 or 951A of the Code derived with respect to any period or portion thereof ending on or prior to the Closing; or (ix) an election to defer income pursuant to the Code or any similar provision of the Code or the corresponding tax Legal Requirements of any nation, state or locality. The Company has not, pursuant to COVID-19 Measures, deferred until after the Closing the payment of any payroll or other Taxes the due date for the original payment of which was at or prior to the Closing. The Company has not made an election described in Section 965(h) of the Code or otherwise will be liable for any Taxes after the Closing pursuant to Section 965 of the Code.
(p)    The Company has properly disclosed on its U.S. Federal Income Tax Returns all positions taken thereon that could give rise to a substantial understatement of U.S. Federal income Tax within the meaning of Section 6662 of the Code. The Company has not consummated or participated in, and is not currently participating in, (i) any transaction that was or is a “tax shelter” transaction as defined in Section 6662 of the Code (or the Treasury Regulations promulgated thereunder) or (ii) any transaction that was or is a “listed transaction” or “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).
(q)    All private letter rulings issued by the Internal Revenue Service to the Company (and any similar or corresponding ruling or determination of any state, local or non-U.S. Taxing Authority) have been disclosed on Schedule 2.26(q), and there are no pending written requests for any rulings (or corresponding determinations).
(r)    The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G or that would be subject to an excise tax under Code Section 4999.
(s)    The Company has not ever been an S corporation (within the meaning of Section 1361(a)(1) of the Code).
(t)    As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.

(u)    References in this Section 2.26 to the Company shall be deemed to include references to any Subsidiaries of the Company.
2.27    No Additional Representations. THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3, NEITHER PARENT NOR MERGER SUB, NOR ANY REPRESENTATIVE OF PARENT OR MERGER SUB OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, PARENT OR MERGER SUB, OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY OR ITS REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES OR BUSINESS PLANS), AND ALL OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
3.1    Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own its properties and to carry on its business as it is now being conducted.
3.2    Capitalization of Parent and Merger Sub.
(a)    The authorized capital stock of Parent is 1,000,000,000 shares of Parent Common Stock, 681,455,306 of which are outstanding as of the second (2nd) Business Day immediately preceding the date of this Agreement, and 10,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of capital stock of Parent were duly authorized and validly issued and are fully paid and non-assessable.
(b)    The authorized capital stock of Merger Sub is 1000 shares of common stock, par value $0.0001 per share, all of which are outstanding. All of the outstanding shares of capital stock of Merger Sub were duly authorized and validly issued and are fully paid and non-assessable.
3.3    Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement (including the Parent Restricted Shares and shares of Parent Common Stock issuable pursuant to the exercise of Parent Stock Options) will, when issued, be duly authorized, validly issued, fully paid and non-assessable (assuming, in the case of the shares of Parent Common Stock issuable upon the exercise of the Parent Stock Options, the Company’s receipt of the consideration payable for such shares of Parent Common Stock in accordance with the terms of the Parent Stock Options) and issued in compliance with federal and state securities Laws, free and clear of all Encumbrances.
3.4    Power and Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Contemplated Transactions, including the Merger, are within the power and authority of Parent and Merger Sub and have been duly authorized by all necessary action on the part of Parent and Merger Sub, and no other corporate or other action on the part of Parent or Merger Sub or any other Person is necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Contemplated Transactions, other than the approval of Parent as the sole Stockholder of Merger Sub, which approval shall have been obtained on or prior to the date hereof. This Agreement (a) has been duly executed and delivered by Parent and Merger Sub and (b) is a legal, valid and binding obligation of Parent and Merger Sub, Enforceable against Parent and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

3.5    Consents and Approvals. Except for the Notification and Report Forms under the HSR Act that were filed prior to the date of this Agreement and the filing of the Certificate of Merger, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority on the part of Parent or Merger Sub is required for, or in connection with the valid and lawful (a) execution, delivery and performance of this Agreement and the Transaction Agreements or (b) the consummation of the Contemplated Transactions.
3.6    Non-contravention. Neither the execution, delivery and performance by Parent and Merger Sub of this Agreement nor the consummation of the Contemplated Transactions will:
(i)    violate any provision of any Legal Requirement applicable to Parent or Merger Sub;
(ii)    conflict with, result in a breach or violation of, or default under, or give rise to a right for any third-party to accelerate, terminate or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both) any Contractual Obligation of Parent or Merger Sub;
(iii)    require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or
(iv)    result in a breach or violation of, or default under, Parent’s or Merger Sub’s respective Organizational Documents.
3.7    No Brokers. No broker, finder, investment banker or agent is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon any arrangements by or on behalf of Parent or Merger Sub for which Merger Sub, Parent or the Company may become liable.
3.8    Reorganization Status. As of the date of this Agreement, Parent is not aware of any fact that would reasonably be expected to prevent the Merger from qualifying as a Reorganization.
3.9    Parent SEC Reports; Financial Statements.
(a)    Since January 1, 2021, Parent has timely filed with the SEC all forms, reports, statements and other documents required to be filed by it under the 1933 Act or Exchange Act (the “Parent SEC Reports”). Such reports, including any financial statements or schedules included therein, when filed, complied in all material respects with the applicable requirements of the 1933 Act, Exchange Act or Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder.
(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).
(c)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures were, as of the most recent management evaluation as required by applicable SEC rules, effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.
3.10    Securities Law Matters.

(a)    The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Parent.
(b)    Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq for the continued listing of the Parent Common Stock thereon.
(c)    To the knowledge of Parent, no delisting, suspension of trading or cease trading order with respect to any securities of Parent is pending or threatened.
3.11    Litigation. Except as set forth in the Parent SEC Reports, there is no Action to which Parent or any of its Subsidiaries is a party (whether as plaintiff, defendant or otherwise) or to which its material assets or properties are subject pending, or to Parent’s knowledge, threatened that could reasonably be expected to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Parent, or prevent or materially delay Parent’s ability to perform its obligations hereunder.
3.12    Governmental Orders. Except as set forth in the Parent SEC Reports, no Governmental Order has been issued that is directly applicable to Parent, its Subsidiaries or their respective businesses or material assets that could reasonably be expected to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Parent, or prevent or materially delay Parent’s ability to perform its obligations hereunder.
3.13    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
3.14    No Additional Representations. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2, NEITHER THE COMPANY NOR ITS REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE COMPANY, OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES, BUDGETS OR BUSINESS PLANS), AND ALL OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

4.    COVENANTS
4.1    Confidentiality. The Stockholders acknowledge that the success of the Company after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by the Stockholders, that the preservation of the confidentiality of such information by the Stockholders is an essential premise of the bargain among the Company, Parent and Merger Sub, and that both Parent and Merger Sub would be unwilling to enter into this Agreement in the absence of this Section 4.1. Accordingly, the Stockholders hereby agree with Parent and Merger Sub that the Stockholders and their respective Representatives will not, and that the Stockholders will cause their respective Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Parent, disclose or use any confidential or proprietary information involving or relating to the Business or the Company, including, but not limited to, (1) supplier information, including lists of names and addresses of suppliers of the Company or their Affiliates, (2) business plans and strategies, Compensation plans, Compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s information systems, all Software owned or leased by the Company in the conduct of the Business, and Company Technology,

(5) information identified as confidential and/or proprietary in internal documents and (6) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 4.1 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given to Parent of such retention and disclosure and a reasonable opportunity is afforded to Parent to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions. The Stockholders agree that they shall be responsible for any breach or violation of the provisions of this Section 4.1 by any of their respective Representatives.

4.2    Parent Equity Issuances. Promptly following the Closing, Parent will issue to the individuals named on Schedule 4.2 the number of Parent Restricted Shares and Parent Stock Options, and the vesting schedule thereof, set forth opposite such individuals’ respective names. The Parent Restricted Shares shall be issued under an effective registration statement of Parent on Form S-8. The Parent Stock Options shall be issued pursuant to the Parent Stock Plan.

4.3    Bank Accounts; Powers of Attorney. At the Closing, at Merger Sub’s request, the Company shall cause, and Sellers’ Representative shall use reasonable best efforts to cause, Merger Sub’s designees to be added, and the Company’s respective designees to be removed, as signatories with respect to the Company’s bank accounts and to terminate any powers of attorney in respect of such accounts.
4.4    Company Development Plan. Following the Closing, Parent and the Company shall pursue the development plan for the Company set forth on Exhibit C.

4.5    Employees.
(a)    For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time (or upon a Company Employee’s earlier termination date), Parent agrees to, or shall cause the Surviving Corporation to, provide each employee of the Company as of immediately prior to the Effective Time (each a “Company Employee” for purposes of this Section 4.5(a)) with (i) base salary which is no less than the base salary provided by the Company to such Company Employee immediately prior to the Effective Time; and (ii) benefits, including severance, bonus opportunities, retirement benefits and health and welfare benefits which are, in the aggregate, substantially comparable to those in effect for such Company Employee immediately prior to the Effective Time.
(b)    Parent will treat, or will cause the Surviving Corporation to treat, and cause the applicable Employee Plans to treat, the service of the Company Employees with the Company attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any applicable Affiliate of Parent for purposes of eligibility, vesting, and accrual under Parent’s, the Surviving Corporation’s or any applicable Affiliate(s)’ paid time off program, severance program, and health or welfare plan(s) maintained by Parent, the Surviving Corporation or any applicable Affiliate and in which the Company Employees participate, and for eligibility and vesting purposes under Parent’s, the Surviving Corporation’s or any applicable Affiliate(s)’ defined contribution plans in which the Company Employees participate, except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Company Employee participates in any health plan of Parent, the Surviving Corporation or any Affiliate(s) of Parent following the Effective Time, (A) Parent, the Surviving Corporation or any applicable Affiliate(s) shall use commercially reasonable efforts to procure that any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Employee participated immediately prior to the Effective Time, and (B) any deductibles, co-insurance and covered out-of-pocket expenses paid by a Company Employee (or covered dependent thereof) under any of the Company’s health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles, co-insurance and maximum out-of-pocket provisions under the health plan(s) of Parent, the Surviving Corporation or any applicable Affiliate(s) in which such Company Employee participates.

(b)    Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of Parent, the Surviving Corporation or an Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or an Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.5 shall (i) be deemed or construed to be an amendment or other modification of any Employee Plan or Parent employee benefit plan, or (ii) create any third party rights in any current or former employee, director or other service provider of Parent, the Company or any of their respective affiliates (or any beneficiaries or dependents thereof).
4.6    Officers and Directors Insurance and Indemnification. Prior to the Closing Date, the Company may obtain, at its sole expense, a prepaid extended reporting period or tail policy insuring the current and former officers or directors of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing on the Closing Date and ending six (6) years thereafter (the “D&O Term”) and which shall afford coverage for actual or alleged acts or omissions occurring on or prior to the Closing Date including with respect to the Contemplated Transactions (the “D&O Tail Insurance”). Parent will cause the Surviving Corporation to enforce the D&O Tail Insurance upon request of the D&O Indemnified Persons and will cause the Surviving Corporation to not cancel the D&O Tail Insurance during the D&O Term. In addition, during the D&O Term, Parent and the Surviving Corporation agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each D&O Indemnified Person as provided in the Organizational Documents of the Company or written agreement providing for indemnification of such individual and made available to Parent prior to the date of this Agreement, in each case as in effect on the date of this Agreement, or pursuant to any other contract, agreement or other arrangement in effect on the date hereof, shall be assumed by the Surviving Corporation, without further action, and shall remain in full force and effect in accordance with their terms other than in connection with any amendment, replacement or modification that would not materially and adversely affect the rights of the D&O Indemnified Persons thereunder or an amendment, replacement or modification which is required by applicable Law, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The obligations of Parent and the Surviving Corporation and its successors under this Section 4.6 shall not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable).

4.7    Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a)    Each of the parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company, the Stockholders and Sellers’ Representative in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions.
(b)    Parent hereby consents and agrees to, and agrees to cause the Surviving Corporation to consent and agree to, Goodwin representing the Stockholders and Sellers’ Representative after the Closing, including with respect to disputes in which the interests of the Stockholders and/or Sellers’ Representative may be directly adverse to Parent and its Subsidiaries (including the Surviving Corporation), and even though Goodwin may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Parent further consents and agrees to, and agrees to cause the Surviving Corporation to consent and agree to, the communication by Goodwin to the Stockholders and Sellers’ Representative in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company.
(c)    In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and (ii) Goodwin’s representation of the Stockholders and Sellers’ Representative prior to and after the Closing.
(d)    Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, Sellers’ Representative and/or any Stockholder, or any of their respective directors, officers, employees or other Representatives, that relate in any way to the negotiation, documentation and consummation of the Contemplated Transactions or any dispute arising under this Agreement (collectively, the “Deal Communications”), which immediately prior to the Closing, shall be deemed to be retained and owned collectively by the Stockholders, shall be controlled by Sellers’ Representative on behalf of the Stockholders and shall not pass to, be claimed by or used in any way by either of Parent or the Surviving Corporation. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sellers’ Representative and the Stockholders, shall be controlled by Sellers’ Representative on behalf of the Stockholders and shall not pass to or be claimed by either of Parent or the Surviving Corporation.
(e)    Notwithstanding the foregoing, in the event that a dispute arises between any of Parent or the Surviving Corporation, on the one hand, and a third party other than the Stockholders and/or Sellers’ Representative, on the other hand, Parent or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Parent nor the Surviving Corporation may waive such privilege without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed.
(f)    To the extent that files or other materials maintained by Goodwin constitute property of Stockholders, only Sellers’ Representative shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and either Parent or the Company, on the other hand.
(g)    Prior to the Closing, the Company, Sellers’ Representative and/or any Stockholder, or any of their respective directors, officers, employees or other Representatives, may take any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by Sellers’ Representative or any Stockholder, or any of their respective directors, officers, employees or other Representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Parent (each, a “Residual Communication”), Parent agrees that it will not, and that it will cause the Surviving Corporation, and its directors, officers, employees and other Representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.
(h)    The parties understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege. The parties further understand and agree that the parties have each undertaken reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the parties further understand and agree that the consummation of the Contemplated Transactions may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. The parties further understand and agree that any disclosure of information that may be confidential and/or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege.
4.8    Books and Records. Parent shall, and shall cause the Surviving Corporation to, until the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents (including any Tax Returns and Tax workpapers, schedules or other materials and documents supporting Tax

Returns) pertaining to the Business in existence on the Closing Date and to make the same available for inspection and copying by Sellers’ Representative at the expense of Sellers’ Representative during the normal business hours of Parent, Merger Sub, or the Surviving Corporation, as applicable, upon reasonable request and upon reasonable notice.

4.9    Post-Closing Cooperation. After the Closing, upon reasonable written notice, Parent shall furnish or cause to be furnished to Sellers’ Representative and its employees, counsel, auditors and Representatives access to such information and assistance relating to Parent, Merger Sub or the Surviving Corporation as is reasonably necessary (a) for the Stockholders’ financial reporting and accounting matters and/or (b) in connection with any audit, investigation, dispute or litigation or other reasonable business purpose relating to the Stockholders’ rights or obligations under this Agreement or any of the other Transaction Agreements or otherwise in connection with the Contemplated Transactions; provided that any such access shall be during normal business hours and shall not unreasonably interfere with the conduct of the business of Parent and its Subsidiaries; and, provided further, that, the Stockholders shall promptly, upon request by Parent, reimburse Parent for all documented out-of-pocket costs and expenses incurred by Parent in connection with complying with this Section 4.9.

5.    INDEMNIFICATION.
5.1    Indemnification by the Stockholders.
(a)    Subject to the limitations set forth in this Section 5, from and after Closing, the Stockholders, severally and not jointly, in accordance with the Stockholders’ respective Pro Rata Interests, shall indemnify and hold harmless Parent, Merger Sub and each of their respective Affiliates (including, following the Effective Time, the Surviving Corporation), and the respective Representatives and Affiliates of each of the foregoing Persons (each, a “Parent Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by Parent Indemnified Persons or any of them as a result of, in connection with, or arising from:
(i)    any breach of, or inaccuracy in, any representation or warranty made by the Company in Section 2 or in any certificate delivered by the Company at Closing pursuant to this Agreement;
(ii)    any breach or violation of any covenant or agreement (A) of the Company to the extent required to be performed or complied with by the Company at, or prior to, the Closing or (B) the Stockholders to the extent required to be performed or complied with by the Stockholders (including under this Section 5), in each case, in or pursuant to this Agreement;
(iii)    any Seller Transaction Expenses, to the extent the Merger Consideration (as finally determined in accordance with Section 1.10) was not reduced by such Seller Transaction Expenses;
(iv)    any Indebtedness that remains outstanding as of immediately prior to the Closing, to the extent the Merger Consideration (as finally determined in accordance with Section 1.10) was not reduced by such Indebtedness; or
(v)    any Indemnified Taxes to the extent not taken into account in the calculation of Indebtedness.
(b)    Notwithstanding anything contained herein to the contrary, for purposes of determining whether any representation or warranty is inaccurate or has been breached and for purposes of determining the amount of Losses arising therefrom, the representations and warranties of the Company shall not be deemed qualified by any references to materiality, Material Adverse Effect or any similar qualifier (as if such words or phrases were deleted from such representation and warranty).
5.2    Indemnity by Parent and the Surviving Corporation. Subject to the limitations set forth in this Section 5, from and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, will indemnify and hold harmless the Stockholders and their respective Affiliates, and the respective Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:
(a)    any breach of, or inaccuracy in, any representation or warranty made by Parent or Merger Sub in Section 3 or in any certificate delivered by Parent or Merger Sub at Closing pursuant to this Agreement; or
(b)    any breach or violation of any covenant or agreement of Parent or Merger Sub (including under this Section 5) or any covenant or agreement of the Surviving Corporation to the extent required to be performed or complied with by the Surviving Corporation after the Effective Time, in either case in or pursuant to this Agreement.
5.3    Survival of Representations and Warranties.
(a)    The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months following the Closing Date; provided, that, the Fundamental Representations shall terminate ninety (90) days after the date upon which the applicable statute of limitations with respect to the Liabilities in question expire.
(b)    Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 5.1 and Section 5.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.3 if notice of a Third Party Claim or Direct Claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought (in each case in accordance with this Section 5) prior to the applicable termination date (regardless of when the Losses in respect thereof may actually be incurred), and any such representation or warranty shall survive thereafter for the maximum period permitted by Law in respect of any such claim for which notice has been given in accordance with this Section 5 prior to such applicable termination date.
(c)    Notwithstanding anything in this Section 5 to the contrary, in the event of any claim for Fraud, the relevant representation or warranty shall survive consummation of the Contemplated Transactions and continue in full force and effect without any time limitation. For the avoidance of doubt, other than survival limitations for breaches of representations and warranties as set forth in this Section 5, any other claim for indemnification pursuant to this Agreement may be brought until ninety (90) days after the date upon which the applicable statute of limitations expires.
5.4    Limitations on Indemnification.
(a)    Notwithstanding Section 5.1(a)(i) hereof, the Stockholders shall not be required to indemnify the Parent Indemnified Persons in respect of any Loss subject to indemnification under Section 5.1(a)(i) (x) if the amount of Losses suffered by the Parent Indemnified Persons with respect to an individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) does not exceed $25,000 (a “De Minimis Claim”), nor shall any De Minimis Claim be applied to or considered for purposes of calculating the aggregate amount of Parent Indemnified Persons’ Losses, including for purposes of determining whether the Deductible shall have been satisfied, and (y) unless and until the aggregate amount of all Losses subject to indemnification under Section 5.1(a)(i) (which, for the elimination of doubt, excludes all De Minimis Claims) exceeds $1,500,000 (the “Deductible”), in which case the Stockholders shall be liable only for such Losses in excess of the Deductible. Notwithstanding anything herein to the contrary, neither the De Minimis Claim limitation nor the Deductible shall apply to Losses to the extent such Losses arise from Fraud or a breach of any Company Fundamental Representation, and, for the avoidance of doubt, shall not apply in any claim for indemnification pursuant to Section 5.1(a)(ii), Section 5.1(a)(iii), Section 5.1(a)(iv), or Section 5.1(a)(v). Except as a result of Fraud or a breach of any Company Fundamental Representation, in no event shall the Stockholders’ aggregate liability to indemnify the Parent Indemnified Persons for any Losses pursuant to Section 5.1(a)(i) exceed the Indemnity Escrow Amount. Except as a result of Fraud, in no event shall the Stockholders’ aggregate liability to indemnify the Parent Indemnified Persons for any Losses pursuant to this Section 5 exceed the Merger Consideration.
(b)    Notwithstanding Section 5.2 hereof, Parent and the Surviving Corporation shall not be required to indemnify any Seller Indemnified Person in respect of any Loss subject to indemnification under Section 5.2(a) unless and until the aggregate amount of all Losses subject to indemnification under Section 5.2(a) exceeds the Deductible, in which case Parent and the Surviving Corporation shall be liable only for such Losses in excess of the Deductible. Notwithstanding anything herein to the contrary, the Deductible shall not apply to Losses to the extent such Losses arise from or relate to Fraud or a breach of a Parent Fundamental Representation.
(c)    Any indemnification of the Parent Indemnified Persons pursuant to Section 5.1 shall be satisfied within fifteen (15) days after a determination thereof that is binding on the Stockholders by Sellers’ Representative and Parent jointly delivering written instructions to the Escrow Agent instructing that the Escrow Agent deliver to the Surviving Corporation out of the Indemnity Escrow Account shares of Parent Common Stock having a value equal to the amount of such Losses, in accordance with the provisions of the Escrow Agreement. For purposes of determining the number of shares of Parent Common Stock to be delivered to the Surviving Corporation out of the Indemnity Escrow Account pursuant to this Section 5.4(c), the shares of Parent Common Stock shall be valued at a price per share of Parent Common Stock calculated based on the average of the daily VWAP over the 30 trading days prior to the date that is two days prior to delivery of such shares of Parent Common Stock to the Surviving Corporation. Subject to Section 5.4(a), to the extent indemnifiable Losses exceed the amount then held in the Indemnity Escrow Account, the Stockholders shall, severally, and not jointly, in accordance with each Stockholders’ respective Pro Rata Interest, (i) pay to the Parent Indemnified Persons the amount of such outstanding Losses by wire transfer of immediately available funds to an account designated by such Parent Indemnified Person, (ii) transfer, for no consideration, to the Parent Indemnified Persons shares of Parent Common Stock then beneficially owned by such Stockholders having an aggregate value equal to the amount of such outstanding Losses based on the average of the daily VWAP over the 30 trading days prior to the date that is two days prior to delivery of such shares of Parent Common Stock or (iii) a combination of the payment of cash and the transfer to Parent of Parent Common Stock in accordance with the immediately preceding clauses (i) and (ii). Any indemnification of the Seller Indemnified Persons pursuant to this Section 5 shall be effected by, at the Surviving Corporation’s option, and within fifteen (15) days after the date of determination thereof (such date, the “Determination Date”), (x) wire transfer of immediately available funds from the Surviving Corporation to an account designated in writing by such Seller Indemnified Person, (y) the issuance to such Seller Indemnified Person of Parent Common Stock having an aggregate value equal to the amount of such outstanding Losses based on the average of the daily VWAP over the 30 trading days prior to the Determination Date, or (z) a combination of the payment of cash and the issuance of Parent Common Stock in accordance with the immediately preceding clauses (x) and (y).
(d)    The amount of any Losses for which indemnification is provided under this Section 5 shall be reduced by (i) the insurance proceeds actually received with respect to any such Losses and (ii) any other amount, if any, recovered from third parties (as a result of indemnification, contribution, guarantee or otherwise) by the Indemnified Person (or its Affiliates) with respect to any Losses less in the case of each of the immediately preceding clauses (i) and (ii) all reasonable costs (including attorneys’ fees) of the Indemnified Person to collect such proceeds and any increase in insurance premiums resulting from such recovery.
(e)    No Indemnified Person shall be entitled to recover from an Indemnifying Person more than once for any particular Loss, nor shall any Indemnifying Person be liable or otherwise obligated to indemnify any Indemnified Person for the same Loss more than once.
(f)    Parent and Merger Sub acknowledge and agree that, except in the case of Fraud, Parent Indemnified Persons’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement shall be pursuant to the indemnification provisions set forth in this Section 5.

5.5    Third Party Claims.
(a)    Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Person under this Section 5, then the Indemnified Person will promptly (and in any event within five (5) Business Days) give written notice to the Indemnifying Person(s); provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 5, except to the extent that the Indemnifying Person is actually prejudiced by the Indemnified Person’s failure to give such notice in such a timely manner.
(b)    Assumption of Defense, etc. The Indemnifying Person will be entitled to participate, at such Indemnifying Person’s expense, in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 5.5(a). In addition, the Indemnifying Person will have the right to assume the defense of the Indemnified Person against the Third Party Claim with reputable counsel reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Person gives written notice to the Indemnified Person within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the limitations contained in this Section 5), (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iii) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes (provided, that with respect to Taxes, this Section 5.5(b) shall not affect the Stockholders’ right to defend any claim of a Governmental Authority as permitted by Section 6) or any criminal or regulatory enforcement Action, (v) the claim for indemnification does not relate to or arise in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (vi) the Indemnified Person does not reasonably believe that an adverse determination with respect to any Action or threatened Action in respect of the Third Party Claim could be detrimental to or injure the Indemnified Person’s reputation or future business prospects and (vii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Person will pay the fees and expenses of a single co-counsel retained by the Indemnified Person (y) that are incurred prior to the Indemnifying Person’s assumption of control of the defense of the Third Party Claim, or (z) if the Indemnified Person has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Person and Indemnifying Person.
(c)    Limitations on Indemnifying Person. The Indemnifying Person shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (ii) results in the full and general release of all Parent Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Person.
(d)    Indemnified Person’s Control. If the Indemnifying Person does not deliver the notice contemplated by clause (i) of Section 5.5(b) within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may, without waiving any right that the Indemnified Person may have against the Indemnifying Person for indemnification, defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed. If such notice is given on a timely basis and the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 5.5(b) is or becomes unsatisfied, the Indemnified Person may, without waiving any right that the

Indemnified Person may have against the Indemnifying Person for indemnification, defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 5.5(d), the Indemnifying Person shall (i) unless the Indemnifying Person is in good faith contesting whether such Third Party Claim is valid or would result in indemnifiable Losses pursuant to this Agreement, advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 5.
(e)    Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.
5.6    Direct Claims. Any claim by an Indemnified Person on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Person reasonably prompt written notice thereof (such notice, a “Direct Claim Notice”), but in any event not later than five (5) Business Days after such Indemnified Person becomes aware of such Direct Claim; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 5, except to the extent that the Indemnifying Person is actually prejudiced by the Indemnified Person’s failure to give such notice in such a timely manner. A Direct Claim Notice must describe the Direct Claim in reasonable detail, if known, and indicate the estimated amount of Losses (if reasonably estimable) that have been or may be sustained by the Indemnified Person. The Indemnifying Person will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Person does not so respond within such 30-day period, the Indemnified Person shall be free to pursue such reasonable remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement. If an objection is timely interposed by the Indemnifying Person, then the Indemnified Person and the Indemnifying Person shall discuss such objection in good faith for a period of thirty (30) days from the date the Indemnified Person receives such objection (such period, or such longer period as mutually agreed upon in writing by the parties, is hereinafter referred to as the “Discussion Period”), and all such discussions (unless otherwise mutually agreed upon by the Indemnified Person and the Indemnifying Person) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law. If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, then the Indemnified Person and the Indemnifying Person may submit the dispute for resolution to a court of competent jurisdiction in accordance with Section 7.15 and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

5.7    Remedies Cumulative. The rights of each Parent Indemnified Person and Seller Indemnified Person under this Section 5 are cumulative, and each Parent Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 5 without regard to the availability of a remedy under any other provision of this Section 5.
5.8    Merger Consideration Adjustment. Payments received by any party pursuant to this Section 5 shall be treated by the parties as an adjustment to the Merger Consideration, including for Tax purposes.
6.    TAX MATTERS
6.1    Books and Records. The Company shall grant to Parent and Merger Sub or their designees reasonable access at all reasonable times to the Company’s books and records relevant to Tax matters of the Company (including tax work papers and returns and correspondence with Taxing Authorities), including the right to take extracts therefrom and make copies thereof, to the extent the books and records relate to taxable periods that end or would end on or prior to or include the Closing

Date and in respect of which the applicable statute of limitations has not been closed. Prior to the Closing Date, with respect to Tax matters, Sellers’ Representative will cause the Stockholders and their respective Affiliates and any of their respective Representatives to cooperate and assist Parent and Merger Sub in Tax due diligence of the Company and the assets and liabilities of the Company, including providing reasonable access to Parent, Merger Sub and their Representatives, during normal business hours, to the offices, properties, books, data, files, information, records, and employees of the Company, but solely with respect to information related to the Tax matters of the Company, furnishing additional data and other information regarding the Taxes of the Company as may from time to time reasonably be requested; provided that, in each case, the cooperation shall not unreasonably interfere with the business or operations of Stockholders or the Company.
6.2    Tax Returns.
(a)    Sellers’ Representative shall cause all Tax Returns of the Company that are required to be filed on or before the Closing Date to be timely filed (taking into account any available extensions) and shall pay or cause to be paid all Taxes due with respect to those Tax Returns within the time and in the manner required by applicable Law. Sellers’ Representative shall cause to be prepared and filed, all of those Tax Returns in accordance with past practices except as required by applicable Law, and Sellers’ Representative shall cause the Company not to take a position, seek a ruling, make a material election or adopt a method of accounting that is or would be inconsistent with positions taken, elections made or methods used in prior periods in filing those Tax Returns unless otherwise first consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed). All of those Tax Returns shall be true, accurate and complete in all material respects when filed and shall be filed within the time and in the manner prescribed by applicable Law (taking into account any available extensions).
(b)    Parent shall timely file (or cause to be timely filed) all Tax Returns of the Company that are required to be filed after the Closing Date (taking into account any available extensions) and, subject to Section 6.2(c), pay (or cause to be paid) all Taxes due with respect to those Tax Returns within the time and in the manner required by applicable Law. All of those Tax Returns for taxable periods beginning before the Closing Date shall be prepared in a manner consistent with past practice, except as required by applicable Law or unless otherwise first consented to in writing by Sellers’ Representative. With respect to Tax Returns of the Company that include a Pre-Closing Tax Period and that are required to be filed by the Company under this Section 6.2(b) after the Closing Date, Sellers’ Representative shall cause the Company to commence preparing those Tax Returns within the time and substantially adhering to the schedule that the Company has typically followed in having those Tax Returns prepared and, after the Closing Date, Sellers’ Representative shall, in each case, cooperate in the preparation of all of those Tax Returns and shall promptly provide to the Company all information available to the Stockholders and needed to prepare and file those Tax Returns.
(c)    With respect to Tax Returns of the Company that include a Pre-Closing Tax Period, Sellers’ Representative and Parent shall and shall cause their respective Affiliates to use reasonable best efforts to make those Tax Returns for which that party is responsible for preparing available for review and approval (that approval not to be unreasonably withheld or delayed) by the other party sufficiently in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least thirty (30) days prior to the date those Tax Returns are required to be filed. The reviewing party shall notify the preparing party of any comments or disputes with respect to those Tax Returns in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least ten (10) days prior to the date the Tax Returns are required to be filed. In the event of any disagreement between Parent and Sellers’ Representative, the disagreement shall be resolved by the CPA Firm, and any determination by the CPA Firm shall be final. The fees and expenses of the CPA Firm shall be borne equally by Parent and Sellers’ Representative. If the CPA Firm does not resolve any differences between Sellers’ Representative and Parent with respect to a Tax Return at least five (5) Business Days prior to the due date therefor, the Tax Return shall be filed as prepared by the party having the responsibility hereunder for filing the Tax Return and subsequently amended to reflect the CPA Firm’s resolution.

(d)    Unless otherwise directed in writing by Parent, all powers of attorney with respect to Tax matters granted by or on behalf of the Company prior to the Closing Date will be terminated as of the day prior to the Closing Date.
(e)    Unless otherwise directed in writing by Parent, all Tax Sharing Agreements with respect to or involving the Company shall be terminated as of the day prior to the Closing Date, and the Company shall not be bound thereby or have any obligation or Liability thereunder at any time thereafter.
(f)    After the Closing Date, the Stockholders and Parent shall, and shall cause their respective Affiliates to, (i) reasonably cooperate with each other with respect to the preparation and filing of Tax Returns of the Company and its Subsidiaries, any audit or other legal proceeding with respect to Taxes or Tax Returns of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period or Straddle Period, and (ii) timely sign and deliver such certificates, forms or other documents as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Transfer Taxes, or to file Tax Returns; provided, however, that neither Parent nor its Affiliates shall be required to disclose any books, records, Tax Returns, schedules, work papers or other documents or data consisting of, or relating to, any Affiliated Group for Tax purposes.
(g)    Parent shall not (and shall not cause or permit the Surviving Corporation to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(h)    For purposes of this Agreement, in the case of Taxes of the Company that are imposed with respect to any Straddle Period, the portion of the Tax that is allocable to the portion of the Straddle Period that is a Pre-Closing Tax Period shall be:
(i)    in the case of Taxes that are based upon or related to income or receipts, payroll or other similar levels of activities, the amount of Tax determined on an interim closing of the books method as of (and including) the Closing Date (and the parties hereto shall elect to adopt that method if permitted by applicable Law); and
(ii)    in the case of Taxes not covered by clause (i) above, including Taxes imposed on a periodic basis with respect to the assets of the Company, the amount of Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(i)    Without the prior written consent of Parent, the Company shall not make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if the election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax Attribute of the Company existing on the Closing Date.
6.3    Tax Contests.
(a)    If a claim shall be made by any Taxing Authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify Sellers’ Representative in writing of that fact; provided, however, that any failure to give the notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

(b)    Sellers’ Representative shall have the right to defend the Indemnified Taxpayer against the claim at Stockholders’ sole expense with counsel of its choice reasonably satisfactory to the Indemnified Taxpayer; provided, that, Sellers’ Representative shall not settle, compromise and/or concede any portion of such claim without the written consent of the Indemnified Taxpayer, which consent shall not be unreasonably withheld, conditioned or delayed. If Sellers’ Representative undertakes to defend a claim hereunder, Sellers’ Representative shall keep Parent fully informed of all communications with Governmental Authorities and developments relating to the claim and shall permit representatives of the Indemnified Taxpayer, at the Indemnified Taxpayer’s cost, to be present at all conferences and proceedings, whether such conferences or proceedings are conducted in person or otherwise.
(c)    Parent shall control all proceedings taken in connection with (A) any Tax Claim relating to Taxes of the Company for a Straddle Period, except to the extent the proceedings affect the amount of Taxes for which the Stockholders are liable under this Agreement, in which case, (x) Parent shall not settle or otherwise conclude any Tax Claim with respect to Taxes for which the Stockholders are liable under this Agreement without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and (y) Sellers’ Representative and counsel of its choosing shall have the right to participate fully in all aspects of the prosecution or defense of the Tax Claim at the sole cost of Sellers’ Representative, and (B) all other Tax Claims not described in this Section 6.
(d)    In the event of any inconsistence, the provisions of this Section 6.3 shall be controlling over the provisions of Section 5 with respect to Tax-related matters.
6.4    Transfer Taxes. All Transfer Taxes shall be borne and paid fifty percent (50%) by each of the Stockholders and fifty percent (50%) by the Surviving Corporation. Sellers’ Representative and Parent will cooperate (and cause their Affiliates to cooperate) to timely prepare any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Sellers’ Representative will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and fees, and, if required by applicable Law, Parent will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.
6.5    Disputes. Any disputes between the parties with respect to the application and/or interpretation of this Section 6 shall be resolved by a CPA Firm whose determination shall be binding on all parties. The fees and expenses of the CPA Firm’s involvement shall be borne 50% by the Stockholders and 50% by Parent.
6.6    Tax Treatment of Merger. The parties agree that the Merger will be treated for federal income tax purposes as a reorganization pursuant to Section 368(a) of the Code (the “Reorganization”). This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. Each party hereto will file their respective Tax Returns in accordance with such treatment and will take no action or position which is inconsistent with such treatment unless otherwise required by Law.
7.    MISCELLANEOUS
7.1    Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:
(i)    by hand (in which case, it will be effective upon delivery);
(ii)    by e-mail (in which case, it will be effective when sent; provided that the sender does not receive an automated notice that such e-mail was not delivered); or
(iii)    by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the physical or e-mail address listed below:

If to the Stockholders (after Closing) or to Sellers’ Representative:	Gary J. Nabel 110 Yarmouth Rd., Chestnut Hill, Massachusetts 02467 Email: gnabel@gmail.com
with a copy (which shall not constitute notice) to:	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Attention: Stuart M. Cable, Esq. Edward F. Amer, Esq. Email: scable@goodwin.law.com eamer@goodwinlaw.com
If to Parent, Merger Sub (or, after the Effective time, the Surviving Corporation), to:	OPKO Health, Inc. 4400 Biscayne Blvd. Miami, FL 33137 Attention: Steven D. Rubin Email: srubin@opko.com
with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, FL 33131 Attention: Robert L. Grossman, Esq. Drew M. Altman, Esq. Email: grossmanb@gtlaw.com altmand@gtlaw.com
Each of the parties to this Agreement may specify a different physical or e-mail address by giving notice in accordance with this Section 7.1 to each of the other parties hereto.
7.2    Sellers’ Representative.
(a)    Appointment. At the Closing, Gary J. Nabel shall be designated by the Stockholders to serve as the Representative with respect to the matters set forth in this Agreement to be performed by Sellers’ Representative. By voting in favor of the adoption of this Agreement, the execution of this Agreement (and/or delivery of an executed Letter of Transmittal), and the consummation of the Merger and receipt of the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Stockholder shall be deemed to have irrevocably constituted and appointed Sellers’ Representative as such Stockholder’s attorney-in-fact and agent to act in such Stockholder’s name, place and stead in connection with all matters arising from and under this Agreement, each of the Transaction Agreements and any other agreements, documents or instruments related to the Contemplated Transactions and acknowledges that such appointment is coupled with an interest. Sellers’ Representative hereby accepts such appointment and authorization.
(b)    Authority. Each Stockholder shall be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by Sellers’ Representative under this Agreement and the Escrow Agreement; authorizes Sellers’ Representative to assert claims, make demands and commence actions on behalf of the Stockholders under this Agreement and the Escrow Agreement, dispute or to refrain from disputing any claim made by the Stockholders, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to the Stockholders under, this Agreement or the Escrow Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind the Stockholders in so doing), give such instructions and do such other things and refrain from doing such things as Sellers’ Representative shall deem appropriate to carry out the provisions of this Agreement and the Escrow Agreement, give any and all consents and notices under this Agreement and the Escrow Agreement, and perform all actions, exercise all powers, receive service of process with respect to any Action under this Agreement, the Transaction Agreements and any other agreement or instrument in connection with the Contemplated Transactions, agree to, negotiate and authorize payments in connection with the Merger Consideration Adjustment, Indemnity Escrow Amount, the Equity Escrow Amount and any other payment pursuant to the terms of this Agreement, and fulfill all duties otherwise assigned to Sellers’ Representative in this Agreement and the Escrow Agreement. Sellers’ Representative has the sole and exclusive authority to act on such Stockholder’s behalf in respect of all matters arising under or in connection with this Agreement and the Escrow Agreement after execution thereof, notwithstanding any dispute or disagreement among them, and that no Stockholder shall have any authority to act unilaterally or independently of Sellers’ Representative in respect to any such matter. Upon request of Sellers’ Representative, the Stockholders, in accordance with their respective Pro Rata Interests, shall reimburse Sellers’ Representative for any and all costs and expenses incurred by Sellers’ Representative in performing his obligations hereunder. Parent, Merger Sub and, after the Closing, the Surviving Corporation shall be entitled to rely on any and all actions taken by Sellers’ Representative under this Agreement and the Escrow Agreement without any Liability to, or obligation to inquire of, any Stockholder. All notices, counter notices or other instruments or designations delivered by any Stockholder in regard to this Agreement or the Escrow Agreement shall not be effective unless, but shall be effective if, signed by Sellers’ Representative, and if not, such document shall have no force or effect whatsoever, and Parent, Merger Sub, the Surviving Corporation (after the Closing) and any other Person may proceed without regard to any such document.
(c)    Change of Representative. Sellers’ Representative may be changed by the Stockholders upon not less than twenty (20) calendar days prior written notice to Parent; provided, that Sellers’ Representative may not be removed unless a majority of the Stockholders agree to such removal and to the identity of the substituted agent or agents. Sellers’ Representative may resign at any time upon not less than thirty (30) calendar days’ prior written notice to Parent, but in any event, not prior to the appointment of a substitute Sellers’ Representative. No bond shall be required of Sellers’ Representative. Notices or communications to or from Sellers’ Representative shall constitute notice to or from the Stockholders.
(d)    A decision, act, consent or instruction of Sellers’ Representative, including an amendment, extension or waiver of this Agreement or the Escrow Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and Parent, Merger Sub, and, after the Closing, the Surviving Corporation may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of the Stockholders. Parent, Merger Sub and, after the Closing, the Surviving Corporation are hereby relieved from any Liability to any Person, including any Stockholder, for any acts done by any of them in accordance with or reliance on such decision, act, consent or instruction of Sellers’ Representative.
(e)    All notices or other communications required to be made or delivered by Parent, Merger Sub or, after the Closing, the Surviving Corporation to Stockholders shall be made to Sellers’ Representative for the benefit of the Stockholders, and any notices so made shall discharge in full all notice requirements of Parent, Merger Sub or the Surviving Corporation to the Stockholders with respect thereto. All notices or other communications required to be made or delivered by the Stockholders to Parent, Merger Sub or the Surviving Corporation shall be made by Sellers’ Representative for the benefit of the Stockholders and any notices so made shall discharge in full all notice requirements of the Stockholders to Parent, Merger Sub and the Surviving Corporation with respect thereto.
7.3    Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent, Merger Sub and Sellers’ Representative. Additionally, Parent, Merger Sub and Sellers’ Representative shall agree on the form and content of any public announcement or disclosure with respect to this Agreement or the Contemplated Transactions prior to the issuance thereof, including providing each other the opportunity to review and comment upon, and use all reasonable efforts to agree upon, any such public announcement or disclosure, and no such public announcement or disclosure shall be issued prior to such consultation and prior to considering in good faith any such comments; provided, however, that the provisions of this Section 7.3 will not prohibit (a) any disclosure required by any applicable Legal Requirements, including any disclosure necessary or desirable to provide proper disclosure under applicable securities Laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded or

(b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.
7.4    Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder (other than transfers by operation of Law) without the prior written approval of the other parties. Except as expressly set forth in Section 4.6 with respect to the D&O Indemnified Persons and Section 5 with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.
7.5    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, Merger Sub and Sellers’ Representative, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
7.6    Further Assurances. From and after the date hereof, upon the request of Sellers’ Representative (on behalf of the Stockholders), Parent, Merger Sub or, after the effective time, the Surviving Corporation, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.
7.7    Entire Agreement. This Agreement, the Transaction Agreements, and the other agreements and documents to be executed and delivered pursuant hereto or contemporaneously herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.
7.8    Schedules; Listed Documents, etc. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
7.9    Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, as well as DocuSign and similar electronic signatures, shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.
7.10    Survival. The covenants and agreements and, subject to Section 5.3, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.

7.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.
7.12    Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
7.13    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
7.14    Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule of the State of Delaware or of any other jurisdiction that would cause the application of the laws of any other jurisdiction other than Delaware.
7.15    Jurisdiction; Venue; Service of Process.
(a)    Jurisdiction. Each party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts of the State of Delaware for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)    Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party will bring Actions only in the state or federal courts located in Delaware. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
(c)    Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.
7.16    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
7.17    Expenses. Except as provided in Section 1.10, Section 4, Section 5 or Section 6, each party shall bear its own expenses incurred in connection with this Agreement and the Contemplated Transactions.
7.18    Specific Performance. Each of the parties shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement specifically enforced through injunctive or other relief, without the necessity of posting a bond, and any breach by one party which causes the Closing not to occur will cause irreparable injury to the other parties, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the non-breaching parties. All parties to this Agreement covenant and agree that they shall not, and shall not authorize any other Person to, challenge the enforceability of any provision of this Section 7.18.
7.19    Non-Recourse. This Agreement may be enforced only against, and any Liability or Action (whether in contract or tort, in law or in equity, or granted by statute) based upon, arising out of, or related to this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), or the negotiation, execution or performance of this Agreement, may be brought only against the individuals or entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

7.20    Investigation and Non-Reliance. Each of the Company, on one hand, and Parent and Merger Sub, on the other, is a sophisticated seller or purchaser, as the case may be, and has made its own independent investigation, review and analysis regarding the other party and the Contemplated Transactions, which investigation, review and analysis were conducted by such party together with its advisors, including legal counsel, that it has engaged for such purpose. No party or any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning such party made available in connection with any investigation of such party, except as expressly set forth in this Agreement. No party has relied and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party, or any of its Affiliates or Representatives, except as expressly set forth in Section 2 or Section 3 or in any certificate delivered in connection with the Closing. No party or any of its Affiliates or Representatives shall have or be subject to any liability to any other party or any other Person resulting from the distribution to any other party, or such other party’s use of, any information, documents or materials made available to such party by any other Person. No party or any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving such party or any other Person. Each party acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).

8.    DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.
8.1    Definitions. As used herein, the following terms will have the following meanings:
“1933 Act” means the Securities Act of 1933.
“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Company. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts.
“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.
“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least 10% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 10% of any class of equity interests at such time.
“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any affiliated, consolidated, combined, unitary, aggregate or similar group under any Legal Requirement.
“Assets” means all properties, rights and assets of the Company, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).
“Business” means the Company’s business of developing multispecific immunotherapies for cancer and infectious disease.
“Business Day” means any weekday other than a weekday on which banks in Miami, Florida are authorized or required to be closed.
“Business Systems” means the Software and documentation and the computer, communications and network hardware, equipment and systems (both desktop and enterprise wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company in the Business or operations or to develop, manufacture, produce, provide, distribute, support, maintain or test the Company Products, whether located on the premises of the Company or hosted at a third party site.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)).
“Cash” means the Company’s and its consolidated Subsidiaries’ cash and cash equivalents, net of outstanding checks, calculated in accordance with GAAP and, to the extent there are alternatives permitted under GAAP, using the same accounting policies, principles, methodologies and preparations as the Financials, but shall, in any event, not include any Restricted Cash.
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Company Board” means the Board of Directors of the Company.
“Company Employee” means any employee (whether current or former) of the Company.
“Company Fundamental Representations” means the representations and warranties made in Section 2.1 (Organization), Section 2.2 (Capitalization of the Company; Title to the Shares), Section 2.3 (No Subsidiaries), Section 2.4 (Power and Authorization), Section 2.24 (No Brokers) and Section 2.26 (Taxes).
“Company Independent Contractor” means any individual (whether current of former) providing services to the Company, as an independent contractor or consultant, including through an entity wholly owned by such individual.
“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company’s Knowledge” means the knowledge of the Founders and Bruce Holbrook, who will be deemed to have knowledge of all such matters as he would have discovered, had he made due and diligent inquiries.
“Company Products” means the product candidates and services (including immunotherapeutics and other biotherapeutics product candidates and services) that the Company currently produces, markets, distributes, makes available, sells, licenses to third parties or uses to provide products or services to third parties, and any product candidates or services that the Company is currently developing or plans to develop, produce, market, distribute, make available, sell, license to third parties or use to provide products or services to third parties in the future.
“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.
“Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Software Company Technology.
“Company Technology” means any and all Technology, including Company Products and Business Systems, used or useful in connection with the Business.
“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever, paid or provided directly or indirectly by the Company to such Person or Affiliates of such Person.
“Contaminant” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes any substance defined in or regulated under any Environmental Law.
“Contemplated Transactions” means the transactions contemplated by this Agreement, including the Merger.
“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license or warranty obligation, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is a party or otherwise subject or bound.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, governmental order, action,

directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief and Economic Security Act as amended from time to time.
“CPA Firm” means a nationally recognized firm of independent certified public accountants selected by mutual agreement of Parent and Sellers’ Representative, such agreement not to be unreasonably withheld, conditioned or delayed.
“Current Liabilities” means the total amount of the Company’s and its Subsidiaries’ consolidated current liabilities, which current liabilities shall include only the items set forth on Exhibit D and no other liabilities, and which current liabilities, for the avoidance of doubt, shall not be less than zero.
“Data Room” means the datasite maintained by Egnyte on behalf of the Company as of Closing.
“Data Security Requirements” means all of the following to the extent relating to data, including Personal Data (including the access and Processing of such data): Laws, Contractual Obligations which the Company has entered into or by which it is otherwise bound, and the Company’s own Privacy Policy(ies).
“Disclosure Schedule” means the disclosure schedules attached hereto and delivered by the Company to Parent and Merger Sub in connection with this Agreement.
“Encumbrance” means any charge, lien pledge, security interest, mortgage, right of way, easement or encroachment and any restriction or covenant with respect to transferability; provided, that, when the term “Encumbrance” is used with respect to, or in respect of, any security or equity interest (including, but not limited to, any Shares), “Encumbrance” shall additionally include any claim, equitable interest, license, option, right of first offer or first refusal, buy/sell agreement and any restriction or covenant with respect to voting.
“Enforceability Exceptions” means (a) bankruptcy, insolvency, reorganization, moratorium or other Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and (b) general principles of equity that may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).
“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms.
“Environmental Laws” means all Legal Requirements relating to or addressing the environment, worker health or safety (as such relate to exposure to Contaminants), which shall include the use, handling, treatment, storage or disposal of any Contaminant.
“Equity Escrow Account” means the Equity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.
“Equity Escrow Amount” means that number of shares of Parent Common Stock equal to $2,600,000 divided by the Parent Stock Price.
“Equity Security” of any Person means any (i) capital stock, membership or partnership interest or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (iii) options, warrants, convertible notes or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended from time to time.
“Escrow Agent” means American Stock Transfer & Trust Company, LLC, or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement entered into on the date hereof by Parent, Sellers’ Representative and the Escrow Agent.
“Exchange Act” means the U.S. Exchange Act of 1934, as amended.
“Escrow Agent Agreement” means the Exchange Agent Agreement entered into on the date hereof by and between Parent and American Stock Transfer & Trust Company, LLC.
“Exchange Ratio” is equal to the Per Share Merger Consideration divided by the Parent Stock Price.
“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
“Facilities” means any buildings, plants, improvements or structures located on the Real Property.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended.
“Forfeited Consideration” means the portion of the Parent Restricted Stock Consideration and Parent Stock Option Consideration that has been forfeited, repurchased, cancelled or otherwise remains unvested as of the four (4)-year anniversary of the Closing Date, valued for purposes of this definition at the Parent Stock Price.
“Founders” means Elias A. Zerhouni, Gary J. Nabel and Elizabeth Nabel.
“Fraud” means common law fraud under Delaware Law in the making of any representation or warranty set forth in this Agreement.
“Fully Diluted Shares” means the aggregate number of Shares (other than Shares to be cancelled in accordance with Section 1.5(b)), including any Shares issuable upon any outstanding Equity Security of the Company, outstanding immediately prior to the Effective Time.
“Fundamental Representations” means, collectively, the Company Fundamental Representations and Parent Fundamental Representations.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means any federal, state, local, tribal, provincial, municipal or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person; or (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person to pay the Indebtedness or other Liability of such obligor.
“HSR Act” means the Hart-Scott-Rodino Antitrust Act Improvements Act of 1976, as amended, 15 U.S.C. 18a.
“HSR Reimbursement” means reimbursement by Parent of $22,500 to Elias A. Zerhouni and $22,500 to Gary J. Nabel for the filing of Notification and Report Forms under the HSR Act that each were required to make, and previously made, in connection with the Contemplated Transactions.
“Income Tax Return” means any Tax Return relating to any Federal, state, local, provincial, municipal or foreign Tax measured by or imposed on net income.
“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), or evidenced by notes, bonds, debentures or similar Contractual Obligations (including pursuant to the Paycheck Protection Program of the CARES Act to the extent not forgiven or subject to forgiveness under the CARES Act), (b) for Liabilities secured by any Encumbrance existing on property owned or acquired and subject thereto, (c) for the deferred purchase price of property, goods or services (including any “earn-out” or similar payments or obligations at the maximum amount payable, contingently or otherwise, in respect thereof), including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capitalized leases or leases that in accordance with GAAP are or will be required to be capitalized, (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (g) all unpaid Taxes of the Company and its Subsidiaries for all Pre-Closing Tax Periods, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (h) above, and (i) in the nature of Guarantees of the obligations described in clauses (a) through (h) above of any other Person.
“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 5.1 or Section 5.2, as the case may be.
“Indemnified Taxpayer” means each of Parent, Merger Sub (including, after the Effective Time, the Surviving Corporation) and their respective Affiliates, officers, directors, employees, agents, successors and assigns, including, after the Closing, the Company.
“Indemnifying Person” means, with respect to any Indemnity Claim, the Stockholders or the Surviving Corporation under Section 5.1 or Section 5.2, as the case may be, against whom such claim is asserted.
“Indemnified Taxes” means (i) any and all Taxes of the Company or any Subsidiary (or for which the Company is liable) for or attributable to any Pre-Closing Tax Period (including the portion of Taxes which are allocable to the portion of a Straddle Period that is a Pre-Closing Tax Period as determined in accordance with Section 6.2(h)), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local or non-U.S. law, (iii) any and all Taxes of any Person imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation with respect to an event, status, agreement or transaction occurring or existing prior to the Closing, (iv) any and all Taxes that are Transfer Taxes for which the Stockholders are responsible pursuant to Section 6.4, (v) Taxes with respect to any Pre-Closing Tax Period deferred to a period after the Pre-Closing Tax Period under Section 2302 of CARES Act, IRS Notice 2020-65, or any similar election under state or local law, (vi) Taxes of any Stockholder or other Person transferring Equity Securities in the Company in connection with the Contemplated Transactions including withholding Taxes required to be withheld (except for Transfer Taxes for which the Surviving Corporation is responsible pursuant to Section 6.4 and, for the avoidance of doubt, payroll or employment Taxes with respect to any Post-Closing Tax Period) and (vii) any costs or expenses relating to an audit, contest or proceeding related to any of the foregoing in clauses (i) through (vi).
“Indemnity Claim” means a claim for indemnity under Section 5.1 or Section 5.2.
“Indemnity Escrow Account” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.
“Indemnity Escrow Amount” means that number of shares of Parent Common Stock equal to ten percent (10%) of the shares of Parent Common Stock issuable pursuant to Section 1.5(c).
“Intellectual Property” means the entire right, title and interest in and to all intellectual property rights of every kind and nature anywhere, including all rights and interests pertaining to or deriving from:
(i)    Patent Rights;
(ii)    Trademarks;
(iii)    copyrights and database rights and registrations and applications for registration thereof (whether or not registered or registerable);
(iv)    Trade Secrets;
(v)    rights of privacy and publicity, moral rights, and other rights of attribution or integrity of any kind or nature, however denominated;
(vi)    any other proprietary rights with respect to Technology;
(vii)    any and all Contractual Obligations relating to any of the foregoing; and
(viii)    all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.
“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, registered databases, mask work registrations and applications and filings for each of the foregoing, including for any Intellectual Property rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority.
“Inventory” means all inventory related to the Business, wherever located, including all finished goods whether held at any location or facility of the Company or in transit to the Company.
“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, Equity Securities (including joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.
“IRS” means the Internal Revenue Service.
“Law” means any federal, national, foreign, supranational, state, provincial, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.
“Legal Requirement” means any Law, Governmental Order or Permit.

“Liability” means, with respect to any Person, any liability or obligation of such Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such debt, duty or liability is immediately due and payable.
“Lock-Up Agreement” means the Lock-Up Agreement, in the form attached as Exhibit E, entered into on the date hereof by (i) Parent, (ii) each of the Persons set forth on Schedule 1.11(b)(i)(4) and (iii) each of the Persons set forth on Schedule 1.11(b)(ii)(2).
“Losses” means any loss, Liability, claim, damage or expense (including costs of defense and attorneys’, accountants’ and experts’ fees and disbursements).
“Material Adverse Effect” means any change in, development, event, occurrence or effect on, the Business, operations, Assets, condition (financial or otherwise), prospects or results of operations of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, (a) is, or would reasonably be expected to be, materially adverse to the Business, operations, Assets, condition (financial or otherwise) or results of operations of the Company, or (b) prevents or materially delays Stockholders’ or the Company’s ability to perform their respective obligations hereunder; provided, however, that no change, development, event, occurrence or effect shall be deemed (individually or in the aggregate) to constitute a Material Adverse Effect, nor shall any of the foregoing be taken into account in determining whether there has been or may be a Material Adverse Effect, to the extent that such change, development, event, occurrence or effect results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company operates; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the announcement or pendency of the Contemplated Transactions; (d) any change in accounting requirements or principles imposed upon the Company or the Business or any change in applicable Laws, or the interpretation thereof; or (e) compliance with the terms of, or the taking of any action required by, this Agreement (provided, that, in the case of the preceding clauses (a) and (b), to the extent the same does not have a disproportionate impact on the Company relative to the Company’s competitors in the Company’s industry).
“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in its capacity as such custodian or guardian.
“Merger Consideration” means, subject to the adjustments set forth in Section 1.10, the aggregate consideration for the Shares, in a number of shares of Parent Common Stock valued at the Parent Stock Price equal to (a) $300,000,000, minus (b) the Closing Date Indebtedness, minus (c) the Closing Date Seller Transaction Expenses, minus, (d) the Closing Date Current Liabilities, plus (e) the Closing Date Cash; provided, that, if the Closing Date Cash exceeds the Closing Date Current Liabilities, then Closing Date Cash shall be deemed to be equal to the Closing Date Current Liabilities, minus $12,400,000.
“NIH” means the National Institutes of Health.
“Occupational Safety and Health Law” means any Legal Requirement, including the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to standard employment and payroll policies) and which is taken in the normal day-to-day operations of such Person and does not require the consent of the stockholders or board of directors of such Person.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, stockholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent Fundamental Representations” means the representations and warranties made in Section 3.1 (Organization), Section 3.2 (Capitalization of Parent and Merger Sub), Section 3.4 (Power and Authorization), and Section 3.7 (No Brokers).
“Parent Restricted Shares” means shares of Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under the Parent Stock Plan.
“Parent Restricted Stock Consideration” means the dollar amount that is the product of the aggregate number of all Parent Restricted Shares issued in accordance with Section 4.2, multiplied by the Parent Stock Price.
“Parent Stock Options” means any option to purchase shares of Parent Common Stock granted under the Parent Stock Plan.
“Parent Stock Option Consideration” means the dollar amount that is the product of the aggregate number of all Parent Stock Options issued in accordance with Section 4.2, multiplied by fifty percent (50%) of the Parent Stock Price.
“Parent Stock Plan” means the OPKO Health, Inc. 2016 Equity Incentive Plan.
“Parent Stock Price” means $3.19885.
“Patent Rights” means all patents, patent applications (including provisional applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
“Per Share Merger Consideration” means the Merger Consideration divided by the Fully Diluted Shares.
“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in books and records in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not material in amount and do not interfere with any current or anticipated operation of the Business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current or contemplated use and operation of the Real Property, (d) superior Encumbrances on the fee title of any leased Real Property, (e) restrictions on the transfer of securities arising under federal and state securities laws and (f) Encumbrances which will be terminated as of the Closing as provided in this Agreement.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
“Personal Data” means, in addition to any definition provided by the Company for any similar term (e.g., “personal information”, “personally identifiable information” or “PII”) in any Privacy Policy all information regarding, relating to, describing, capable of being associated with or that could reasonably be expected to be linked with, directly or indirectly, an identified or identifiable individual person or that is otherwise subject to regulation under any Data Security Requirements applicable to the Company. Personal Data may relate to an individual, including a current, prospective or former customer or employee of any Person. Personal Data includes information or data in any form, including paper, electronic or other forms.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning on the day immediately after the Closing Date.
“Privacy Policy” means any internal or external privacy policy of the Company, including any policy or statement relating to the privacy of users of any Company Products or the Processing of any Personal Data.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pro Rata Interest” means, with respect to each Stockholder, the fraction determined by dividing (i) the number of Shares owned by such Stockholder as of immediately prior to the Closing by (ii) the aggregate number of Shares issued and outstanding as of immediately prior to the Closing.
“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into or through the indoor or outdoor environment of any Contaminant.
“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Restricted Cash” means cash to the extent that it is not freely useable by the Company because it is subject to restrictions or limitations on use or distribution by Tax or other Law, contract or otherwise.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller Transaction Expenses” means (without duplication), to the extent not paid by Stockholders, the Company or otherwise unpaid prior to the Closing Date, (i) the collective amount payable by, or Liabilities of, the Company to outside legal counsel, accountants, advisors, brokers and other Persons retained by the Company or the Stockholders on behalf of the Company in connection with the Contemplated Transactions or otherwise arising by consummation of the Contemplated Transactions, whether accrued for or not, excluding the HSR Reimbursement, (ii) all Liabilities of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, bonuses payable on termination and change of control arrangements and similar obligations that are owed to any Person and which become payable by the Company at Closing as a result of or in connection with the Contemplated Transactions (but excluding any severance triggered by any action by Parent after the Effective Time), and (iii) the employer’s required portion of any payroll, employment or similar Taxes imposed on payments made in connection with such Liabilities under the immediately preceding clause (ii) or the exercise, vesting, cash-out, settlement or payment of any equity or equity-based compensation (excluding the Parent Restricted Shares) in connection with the Contemplated Transactions.
“Stockholders” means all Persons holding of record any issued and outstanding Shares immediately prior to the Effective Time.
“Software” means computer software code, applications, utilities, development tools, diagnostics, including related programmer comments and annotations, data and data structures, databases and embedded systems, whether in source code, interpreted code, object code, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.
“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.
“Tax” means (a) any and all federal, state, local, provincial, municipal and foreign taxes, assessments and other governmental charges, duties, impositions, and levies of any kind whatsoever, including taxes based upon, measured by, or with respect to income, earnings, profits or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, lease, withholding, payroll, employment, inventory, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, environmental (including taxes under Code Section 59A), alternative or add-on minimum, financial transactions, customs, duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, net worth, recording, registration, value-added, production, service, service use, special assessment, escheat, unclaimed property, workers’ compensation, utility or any other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, and (b) any liability for any amount described in the immediately preceding clause (a) of any other Person as a result of being a transferee or successor, an indemnitor, by contract, assumption or otherwise, or as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for Tax purposes, including under Treasury Regulations Section 1.1502-6 or similar state, local or foreign Law, or pursuant to a tax indemnity, tax sharing or other contract, agreement, arrangement or understanding, and “Taxes” means any or all of the foregoing collectively.
“Tax Attribute” mean net operating losses, net operating loss carryovers, Tax credits, Tax credit carryovers, tax refunds and other Tax attributes.
“Tax Claim” means any current, pending or, to the Company’s Knowledge, threatened Action that is reasonably likely to affect the Tax Liabilities of the other party or is reasonably likely to result in an indemnity payment under this Agreement.
“Tax Return” means any return, declaration, report, claim for refund, election, notice or information return or statement or other document (including any related or supporting information, attachments, schedules or exhibits, and including any amendment that, in each case, relates to any Tax).
“Tax Sharing Agreement” means any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
“Taxing Authority” means any Federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

“Technology” means all inventions, works of authorship, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, and specifications), Software, computer hardware, medical devices, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.
“Threatened” whether capitalized or not, means a claim, Action, dispute or audit, with respect to which a demand or statement has been made to the Company or its Representatives in writing.
“Trade Secrets” means trade secrets, know-how, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.
“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, social media account handles, corporate names, trade names, fictitious names, and doing business designations or other indicia of source and all registrations and applications for registration of the foregoing, unregistered trademarks and service marks and trade dress, and common law rights with respect thereto and all of the goodwill associated therewith and symbolized thereby.
“Transfer Taxes” means any transfer, excise, sales, use, value added, stamp, documentary, registration, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with the consummation of the Contemplated Transactions, together with any interest, penalties or additions with respect thereto.
“Treasury Regulations” means the regulations (including any proposed and temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code or other U.S. Federal tax statutes.
8.2    Other Defined Terms.    The following capitalized terms have the meanings in the sections indicated below.

Defined Term	Section Reference
Actual Cash	1.10(d)
Actual Current Liabilities	1.10(d)
Actual Indebtedness	1.10(d)
Actual Seller Transaction Expenses	1.10(d)
Agreement	Preamble
Appraisal Shares	1.7
Audited Financials	2.7(a)
Certificate of Merger	1.1
Closing	1.11(a)
Closing Date	1.11(a)
Closing Date Cash	1.10(a)
Closing Date Current Liabilities	1.10(a)
Closing Date Indebtedness	1.10(a)
Closing Date Seller Transaction Expenses	1.10(a)
Common Stock	Recitals
Company	Preamble
Company Employee	4.5(a)

Company Licensed Intellectual Property	2.12(a)
Company Permit	2.13(b)
Company Owned Intellectual Property	2.12(a)
Determination Date	5.4(c)
D&O Indemnified Persons	4.6
D&O Tail Insurance	4.6
D&O Term	4.6
Deductible	5.4(a)
DGCL	Recitals
Disclosed Contracts	2.16(a)
Effective Time	1.2(a)
Employee Plans	2.14(a)
Equipment	2.10(c)
ERISA Affiliate	2.14(a)
Estimated Cash	1.9(a)
Estimated Closing Statement	1.9(a)
Estimated Current Liabilities	1.9(a)
Estimated Indebtedness	1.9(a)
Estimated Seller Transaction Expenses	1.9(a)
Exchange Agent	1.6(a)
Exchange Fund	1.6(a)
Financials	2.7(a)
Goodwin	4.7(a)
Initial Closing Statement	1.10(a)
Interim Financials	2.7(a)
Letter of Transmittal	1.6(b)
Liability Policies	2.21
Merger	Recitals
Merger Consideration Adjustment	1.10(e)
Merger Consideration Dispute Expenses	1.10(c)
Merger Sub	Preamble
Most Recent Balance Sheet	2.7(a)
Most Recent Balance Sheet Date	2.7(a)
Multiemployer Plan	2.14(a)
Parent	Preamble
Parent Common Stock	1.5(c)
Parent Indemnified Person	5.1(a)
Parent SEC Reports	3.9(a)
PBGC	2.14(e)
Permitted Removal	4.7(g)
Privileged Deal Communications	4.7(d)
Processed	2.12(l)
Real Property	2.11
Real Property Leases	2.11
Reorganization	6.6

Reorganization Adjustment	1.10
Residual Communication	4.7(g)
Section 262	1.7
Seller Indemnified Person	5.2
Sellers’ Objection	1.10(b)
Sellers’ Position	1.10(c)
Sellers’ Representative	Preamble
Shares	Recitals
Surviving Corporation	1.1
Surviving Corporation’s Position	1.10(c)
Third Party Claim	5.5(a)
Transaction Agreements	2.4
WARN	2.19(b)

8.3    Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. The phrase “made available” means that the applicable document, agreement, Permit, certificate or other applicable information has been uploaded to, and is contained and available for review in, the Data Room no fewer than five Business Days prior to the date of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement and Plan of Merger as of the date first set forth above.

COMPANY:

MODEX THERAPEUTICS, INC. By: /s/ Gary J. Nabel_____________ Name: Gary J. Nabel Title: President

SELLERS’ REPRESENTATIVE:

GARY J. NABEL /s/Gary J. Nabel________________

PARENT:

OPKO HEALTH, INC. By: /s/ Steven D. Rubin__________ Name: Steven D. Rubin Title: Executive Vice President, Administration

MERGER SUB:

ORCA ACQUISITION SUB, INC. By: /s/ Steven D. Rubin___________ Name: Steven D. Rubin Title: President

[Signature Page to Agreement and Plan of Merger]